Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

SILICON LABORATORIES INC.

IRVING MERGER SUB, INC.

INTEGRATION ASSOCIATES INCORPORATED

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SHAREHOLDERS’ AGENT

JUNE 24, 2008

LIST OF EXHIBITS

Exhibit A	Agreement of Merger

Exhibit B	Escrow Agreement

Exhibit C	Offer Letter

Exhibit D	Non-Competition and Non-Solicitation Agreement

Exhibit E	Non-Employee Non-Solicitation Agreement

Exhibit F	Restricted Stock Purchase Agreement

Exhibit G	Transition Offer Letter

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of June 24, 2008 by and among Silicon Laboratories Inc., a Delaware corporation (“Acquiror”), Irving Merger Sub, Inc., a California corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, Integration Associates Incorporated, a California corporation (“Target”), and, solely with respect to Sections 2.8, 6.8, 9 and 10 hereof, Shareholder Representative Services LLC (“Shareholders’ Agent”).

RECITALS

A.            The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the shareholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, have approved the Merger.

B.            Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

C.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, holders of Target Capital Stock representing (i) a majority of the issued and outstanding shares of Target Common Stock, (ii) a majority of the issued and outstanding shares of Target Common Stock and Target Preferred Stock (on an as-converted to Target Common Stock basis) and (iii) a majority of the issued and outstanding shares of Target Preferred Stock have executed and delivered to Target a written consent of the shareholders approving the Merger and this Agreement and the transactions contemplated hereby (collectively, the “Shareholder Approval”).

D.            Concurrently with or prior to the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, certain of the individuals on Schedule 6.9 have signed (i) an Offer Letter and a PIIA or (ii) a Foreign Employment Contract (each as defined herein).

NOW, THEREFORE, in consideration of the covenants and representations set forth herein and for other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“401(k) Plans” has the meaning set forth in Section 6.13.

“Accounting Firm” has the meaning set forth in Section 2.8(b).

“Acquiror” has the meaning set forth in the introductory paragraph.

“Acquiror Indemnified Person” has the meanings set forth in Section 9.2(b).

“Acquisition Proposal” has the meaning set forth in Section 5.2(a).

“Agreement of Merger” has the meaning set forth in Section 2.1.

“Antitrust Law” shall mean any statute, rule, regulation, order, decree, administrative and judicial doctrine or other law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“California Law” has the meaning set forth in Section 2.1.

“CERCLA” has the meaning set forth in Section 3.19.

“Certificates” shall mean each stock certificate that immediately prior to the Effective Time represented one or more outstanding shares of Target Capital Stock.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” has the meaning set forth in Section 3.22.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contributors” has the meaning set forth in Section 3.9(b)(xi).

“Controlled” has the meaning set forth in Section 3.9.

“Copyrighted Works” has the meaning set forth in Section 3.9.

“Counted Assets” has the meaning set forth in Section 2.8.

“Counted Liabilities” has the meaning set forth in Section 2.8.

“Current Policy” has the meaning set forth in Section 6.9.

“Damages” has the meaning set forth in Section 9.2(b).

“Designated ARS” has the meaning set forth in Section 3.3(c).

“Dissenting Shares” has the meaning set forth in Section 2.6(e).

“Dissenting Shareholder” has the meaning set forth in Section 2.6(e).

“Effective Time” has the meaning set forth in Section 2.2.

“Electronic Data Room” shall mean the electronic data room established by Target and to which Acquiror has been provided access in connection with the due diligence investigation conducted prior to the execution of this Agreement.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or restriction of any nature, whether accrued, absolute, contingent or otherwise.

“Environmental Laws” has the meaning set forth in Section 3.19(a)(i).

“ERISA” has the meaning set forth in Section 3.21.

“ERISA Affiliate” has the meaning set forth in Section 3.21.

“Escrow Agent” has the meaning set forth in Section 2.7(h).

“Escrow Agreement” has the meaning set forth in Section 6.8.

“Escrow Amount” shall mean $9,000,000 in cash.

“Escrow Consideration” has the meaning set forth in Section 2.6(a).

“Escrow Fund” has the meaning set forth in Section 2.7(h).

“Excess Surplus” shall mean (i) an amount equal to (A) the Surplus minus (B) the Surplus Threshold, plus (ii) interest on such amount, calculated at the rate of four percent per annum, from the Closing Date to the Surplus Determination Date.

“Exchange Act” has the meaning set forth in Section 3.3.

“Final Target Capitalization Spreadsheet” has the meaning set forth in Section 6.5.

“Foreign Employment Contract” has the meaning set forth in Section 6.9.

“Foreign International Trade Laws” has the meaning set forth in Section 3.27.

“Fully-Diluted Shares” means the sum of (i) the Total Outstanding Stock; and (ii) the aggregate number of shares of Target Capital Stock that are subject to purchase upon exercise of all Target Options issued and outstanding immediately prior to the Effective Time.

“GAAP” shall mean United States Generally Accepted Accounting Principles.

“Governmental Entity” has the meaning set forth in Section 3.1(a).

“Hazardous Materials” has the meaning set forth in Section 3.19(a)(ii).

“HIPAA” has the meaning set forth in Section 3.21(c).

“HSR” has the meaning set forth in Section 3.1(a).

“Initial Capital Stock Consideration” shall mean (a) $87,000,000 divided by the Fully-Diluted Shares minus (b) the Escrow Amount divided by the Total Outstanding Stock.

“Initial Option Consideration” shall mean $87,000,000 divided by the Fully-Diluted Shares.

“Individuals” has the meaning set forth in Section 3.26(a)(ii).

“Intellectual Property Agreements” has the meaning set forth in Section 3.9.

“Intellectual Property Rights” has the meaning set forth in Section 3.9.

“International Trade Laws” has the meaning set forth in Section 3.27.

“JAMS” has the meaning set forth in Section 9.6(a).

“knowledge,” “knows” and similar references refer to a party’s actual knowledge and such knowledge as such party would have had following a reasonable inquiry of officers, directors, the employees in charge of each functional division of such party and the individuals listed in Section 1 of the Target Disclosure Schedule, which includes the employees in charge of each functional division of Target as of the date of this Agreement.

“Liabilities” shall include all obligations and liabilities of any nature whether matured or unmatured, fixed or contingent and whether or not required to be included in financial statements under GAAP.

“Material Adverse Effect” shall mean any event, change or effect that is, or could reasonably be expected to be, materially adverse to the Target Business (including the Target Business as proposed as of the date of this Agreement to be conducted after the Effective Time), financial condition, properties, assets, liabilities, business, operations or results of operations of Target and its Subsidiaries, taken as a whole; provided, however, that no such event, change or effect shall constitute a Material Adverse Effect to the extent it results solely from the following: (a) general economic or business conditions or acts of war or terrorism, in each case, that do not disproportionately affect Target and its Subsidiaries, (b) factors affecting the semiconductor industry in general that do not disproportionately affect Target and its Subsidiaries or (c) loss of, or adverse change in relationship with, Target’s customers, partners, suppliers or employees that Target establishes through specific evidence was caused by the pendency or announcement of the transactions contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 3.13.

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” has the meaning set forth in Section 2.6(a).

“Merger Sub” has the meaning set forth in the introductory paragraph.

“Non-Affiliate Plan Fiduciary” has the meaning set forth in Section 3.21(c).

“Non-Competition and Non-Solicitation Agreement” has the meaning set forth in Section 6.10(a).

“Nondisclosure Agreement” has the meaning set forth in Section 6.2.

“Notice of Disagreement” has the meaning set forth in Section 2.8(b).

“Offer Letter” has the meaning set forth in Section 6.9.

“Officer’s Certificate” has the meaning set forth in Section 9.4.

“Open Source Materials” has the meaning set forth in Section 3.9(b)(v).

“Option Consideration” has the meaning set forth in Section 2.6(b).

“Patentable Inventions” has the meaning set forth in Section 3.9(b)(i).

“Patents” has the meaning set forth in Section 3.9.

“Paying Agent” has the meaning set forth in Section 2.7.

“Pension Plans” has the meaning set forth in Section 3.21(d).

“PIIA” has the meaning set forth in Section 6.9.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preliminary Target Capitalization Spreadsheet” has the meaning set forth in Section 3.4(g).

“Privacy Statements” has the meaning set forth in Section 3.26(a)(ii).

“Proposed Surplus Statement” has the meaning set forth in Section 2.8(b).

“Release Date” has the meaning set forth in Section 9.3(b).

“Remaining Escrow Amount” shall mean the portion of the Escrow Amount that remains available for distribution in the Escrow Fund after (i) satisfaction of all obligations to Acquiror Indemnified Persons (including any potential obligations and pending claims) pursuant to Section 9 hereof, (ii) payment of any amount payable out of the Escrow Fund to Escrow Agent under the Escrow Agreement and (iii) reimbursement of the Shareholders’ Agent pursuant to Section 9.7(d).

“RCRA” has the meaning set forth in Section 3.19(a)(i).

“Return” has the meaning set forth in Section 3.20.

“SEC” has the meaning set forth in Section 4.2.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder Contribution” has the meaning set forth in Section 2.8(b).

“Shareholders’ Agent” has the meaning set forth in the introductory paragraph.

“Standard Sales Contracts” has the meaning set forth in Section 3.13.

“Subsidiary” shall mean an entity of which a party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Surplus” has the meaning set forth in Section 2.8.

“Surplus Consideration” has the meaning set forth in Section 2.6(a).

“Surplus Determination Date” has the meaning set forth in Section 2.8(b).

“Surplus Threshold” shall mean $7,000,000.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tail Policy” has the meaning set forth in Section 6.12(b).

“Target” has the meaning set forth in the introductory paragraph.

“Target Balance Sheet” has the meaning set forth in Section 3.6.

“Target Balance Sheet Date” has the meaning set forth in Section 3.5.

“Target Business” has the meaning set forth in Section 3.9.

“Target Capital Stock” shall mean any shares of Target Common Stock and Target Preferred Stock.

“Target Common Stock” shall mean any shares of Common Stock of Target.

“Target Current Facilities” has the meaning set forth in Section 3.19(b).

“Target Disclosure Schedule” has the meaning set forth in Section 3.

“Target Employee Plans” has the meaning set forth in Section 3.21(a).

“Target Facilities” has the meaning set forth in Section 3.19(b).

“Target Financial Statements” has the meaning set forth in Section 3.3.

“Target Indemnified Persons” has the meaning set forth in Section 6.12.

“Target International Employee Plans” has the meaning set forth in Section 3.21(a).

“Target IP Assets” has the meaning set forth in Section 3.9.

“Target IP Rights” has the meaning set forth in Section 3.9.

“Target Option” shall mean each option to purchase one share of Target Capital Stock under a Target Option Plan, whether or not vested or exercisable.

“Target Optionholder” shall mean each holder of record of a Target Option as of the Effective Time.

“Target Option Plan” shall mean each of Target’s 1996 Stock Option Plan, 2001 Equity Incentive Plan and 2001 Nonstatutory Stock Option Plan.

“Target Other Equity Rights” shall mean, other than Target Capital Stock and Target Options, any other capital stock, ownership right, option, warrant, stock appreciation right, phantom stock right, profit participation right, purchase right, subscription right, conversion right, exchange right, in each case, with respect to Target or Target’s assets, or provision of any other contract or commitment that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock (contingent or otherwise).

“Target Preferred Stock” shall mean any shares of Preferred Stock of Target.

“Target Products” has the meaning set forth in Section 3.9.

“Target Shareholder” shall mean each holder of record of Target Capital Stock as of the Effective Time.

“Target Sites” has the meaning set forth in Section 3.26(a)(i).

“Target Transaction Expenses” shall mean all costs and expenses incurred by Target in connection with this Agreement and the transactions contemplated hereby.

“Tax” and “Taxes” have the meanings set forth in Section 3.20(a).

“Termination Costs” shall mean all Liabilities arising as a result of (a) Target’s termination of the employment of employees (except to the extent such employee has, as of the Effective Time, received from Acquiror, entered into, and not revoked such employee’s acceptance of, an Offer Letter and PIIA) or (b) a Target Subsidiary’s termination of the employment of employees of such Subsidiary (except to the extent such employee has, as of the Effective Time, received with Acquiror’s consent, entered into, and not revoked, a Foreign Employment Contract).

“Termination Date” has the meaning set forth in Section 9.2(a).

“Terms and Conditions” has the meaning set forth in Section 3.26(a)(iii).

“Total Outstanding Stock” shall mean the total number of shares of Target Capital Stock outstanding as of the Effective Time.

“Total Options” shall mean the aggregate number of shares of Target Capital Stock that are subject to purchase upon exercise of all Target Options as of the Effective Time.

“Trademark” has the meaning set forth in Section 3.9.

“Transition Offer Letters” shall mean offer letters entered into with Acquiror in substantially the form attached as Exhibit G hereto.

“Transition Payment Amount” shall mean the total dollar amount of all Transition Payments (as such term is defined in the Transition Offer Letters).

“Wholly Owned Target IP” has the meaning set forth in Section 3.9(b)(vii).

2.             The Merger.

2.1           The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Agreement of Merger attached hereto as Exhibit A (the “Agreement of Merger”) and the California Corporations Code (“California Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

2.2           Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two business days, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other time as the parties hereto agree.  The Closing shall take place at the offices of DLA Piper US LLP, 1221 South Mopac, Suite 400, Austin, Texas 78746, or at such other location as the parties hereto agree.  In connection with the Closing, the parties hereto shall cause the Merger to be consummated by effectively filing the Agreement of Merger, together with any required certificates, with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of such effective filing being the “Effective Time” and the date on which such Effective Time occurs being the “Closing Date”).

2.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4           Articles of Incorporation; Bylaws.

(a)           At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as did the Articles of Incorporation of Merger Sub immediately prior to the Effective Time, except that (i) Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Silicon Labs Integration, Inc.”, (ii) any other changes necessary to reflect the change referenced in clause (i) of this Section 2.4(a) shall be made, and (iii) Article V of the Articles of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read substantially as set forth in Article IV of the Articles of Incorporation of Target as of the date of this Agreement.

(b)           At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as did the Bylaws of Merger Sub immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Silicon Labs Integration, Inc.”

2.5           Directors and Officers.  At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6           Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:

(a)           Target Capital Stock.  Each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted and exchanged into the right to receive the following (collectively, the “Merger Consideration”): cash equal to (i) the Initial Capital Stock Consideration plus (ii) any Excess Surplus divided by the Fully-Diluted Shares (the “Surplus Consideration”) plus (iii) any Remaining Escrow Amount divided by the Total Outstanding Stock (the “Escrow Consideration”).

(b)           Target Options.  Neither Acquiror nor any of its Affiliates shall assume any Target Option or substitute any similar stock award therefor. Each Target Option which is outstanding and unexercised immediately prior to the Effective Time shall become fully vested immediately prior to the Effective Time.  As of the Effective Time, all Target Options not exercised at or prior to the Effective Time shall terminate and no longer be outstanding and shall automatically cease to exist, and each Target Optionholder shall cease to have any rights with respect thereto. In the event that any Target Option continues to exist after the Effective Time, it shall evidence only the right to receive the following (collectively, the “Option Consideration”): cash equal to (i) the excess, if any, of the Initial Option Consideration over the exercise price per share of such Target Option and (ii) the Surplus Consideration (but only to the extent the Initial Option Consideration plus the Surplus Consideration exceeds the exercise price per share of such Target Option).

(c)           Target Other Equity Rights.  At the Effective Time, any Target Other Equity Rights shall be cancelled to the extent permitted by applicable law.

(d)           Capital Stock of Merger Sub.  At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)           Dissenters’ Rights.  Notwithstanding any provision of this Agreement to the contrary, any shares of Target Capital Stock held by a Target Shareholder that has not voted in favor of the adoption of this Agreement or consented thereto in writing and that has demanded and perfected such Target Shareholder’s right for appraisal of such shares in accordance with California Law and that, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to California Law.  Target shall give Acquiror prompt notice of any demand received by Target to require Target to purchase shares of Target Common Stock, and Acquiror shall have the right to direct and participate in all negotiations and proceedings with respect to such demand.  Target agrees that, except with the prior written consent of Acquiror, or as required under California Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand.  Each Target Shareholder holding Dissenting Shares (“Dissenting Shareholder”) who, pursuant to the provisions of California Law, becomes entitled to payment of the fair value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).

2.7           Payment Procedures .

(a)           Acquiror to Provide Cash.  Acquiror shall supply to American Stock Transfer & Trust Company (or such other institution selected by Acquiror with the reasonable consent of Target) (the “Paying Agent”) all cash necessary for the satisfaction of Acquiror’s obligations set forth in this Section 2.

(b)           Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Target Shareholder (i) a letter of transmittal which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Paying Agent, (B) shall contain such Target Shareholder’s release of each of Acquiror, Target, Merger Sub and the Surviving Corporation and their respective directors, officers and agents with respect to any claims arising on or prior to such Target Shareholder’s delivery of such letter of transmittal (other than claims for payment of the applicable Merger Consideration (and Option Consideration, if applicable) under this Agreement), (C) shall contain the Target Shareholder’s agreement to be bound by the terms of this Agreement (including the indemnification obligations herein) and (D) shall be in such form and have such other provisions as Acquiror may reasonably specify; (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal and other documents, duly completed and validly executed in accordance with the instructions thereto, the Certificate so surrendered shall forthwith be canceled and such Target Shareholder holding such Certificate shall be entitled to receive in exchange therefor (I) the Initial Capital Stock Consideration (which shall be paid by the Paying Agent promptly following such Target

Shareholder’s compliance with this Section 2.7(b)), (II) any Surplus Consideration (which shall be paid by the Paying Agent promptly following the Surplus Determination Date provided that such Target Shareholder has complied with this Section 2.7(b)) and (III) any Escrow Consideration (which shall be paid by the Escrow Agent in accordance with Section 9 provided that such Target Shareholder has complied with this Section 2.7(b)).

(c)           Transfers of Ownership.  At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target or the Surviving Corporation.

(d)           Termination of Payment Fund.  Any amount held by the Paying Agent which remains undistributed in accordance with this Agreement one year after the Effective Time shall be delivered to the Acquiror upon demand.  Any shareholders of Target who have not previously complied with Section 2.7(b) shall thereafter look only to Acquiror for payment of their claim for the Merger Consideration.

(e)           Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall only be obligated to deliver the Merger Consideration with respect to the Target Capital Stock represented by such lost, stolen or destroyed Certificate upon delivery of (i) an affidavit by such Target Shareholder regarding such lost, stolen or destroyed Certificate, (ii) an agreement by such Target Shareholder to indemnify Acquiror and the Surviving Corporation with respect to any claim that may be made against Acquiror, the Surviving Corporation or any of their agents with respect to the Certificate alleged to have been lost, stolen or destroyed and (iii) a bond in such sum as Acquiror may reasonably direct as security for the owner’s indemnity obligation under the foregoing clause (ii).

(f)            Escheat.  Notwithstanding anything to the contrary in this Section 2.7, neither the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           Dissenting Shares.  The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror and Paying Agent under this Section 2.7 shall commence on the date of loss of such status and the Target Shareholder holding such shares shall be entitled to receive in exchange for such shares the Merger Consideration to which such Target Shareholder is entitled pursuant to Section 2.6 hereof.

(h)           Escrow.  As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 9 hereof, Acquiror shall deliver the Escrow Amount to JPMorgan Chase Bank, National Association (or other institution selected by Acquiror with the reasonable consent of Target (on or prior to the Closing) or the Shareholders’ Agent (following the Closing)) (the “Escrow Agent”).  The amount held by the Escrow Agent at any time shall be referred to herein as the “Escrow Fund.”

(i)            No interest.  Any interest that accrues in the Escrow Fund shall be paid out in accordance with the terms of the Escrow Agreement and Section 9.  Except as set forth in the preceding sentence, in the definition of “Excess Surplus,” and in Section 2.8, no other interest shall be payable hereunder with respect to the Merger Consideration or the Option Consideration.

(j)            Withholding.  Each of Acquiror, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Target Shareholder or Target Optionholder such amounts as are required to be deducted or withheld under the Code or any provision of state, local or foreign Tax law with respect to the making of such payment or otherwise.  Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Target Capital Stock or Target Optionholder in respect of whom such deduction and withholding was made.

2.8           Surplus.

(a)           Key Terms.

(i)            “Surplus” shall mean Counted Assets minus Counted Liabilities.  For purposes of this Section 2.8, all references to Target shall mean Target and its Subsidiaries on a consolidated basis.

(ii)           “Counted Assets” shall mean (A) Target’s total current assets as of the Effective Time, determined in accordance with GAAP (which shall not be reduced by the valuation allowance applicable to Target’s current deferred tax assets) plus (B) any Designated ARS owned by Target as of the Effective Time plus (C) any Shareholder Contribution.  For purposes of the Surplus calculation only, each Designated ARS shall be deemed to have a value equal to the Deemed Value set forth opposite such Designated ARS in Section 3.3(c) of the Target Disclosure Schedule.

(iii)          “Counted Liabilities” shall mean (a) all Liabilities of Target required to be set forth in the liabilities column of a balance sheet prepared in accordance with GAAP as of the Effective Time, plus (b) all of the following Liabilities (whether or not required to be set forth in the liabilities column of a balance sheet prepared in accordance with GAAP) to the extent incurred or accrued, but not paid by Target or its Subsidiaries, as of the Effective Time: (A) the Transition Payment Amount; (B) all Termination Costs; (C) all Target Transaction Expenses; (D) any off-balance sheet Liabilities of Target; and (E) any Liabilities of Target or the Surviving Corporation arising as a result of the Closing.

(b)           Surplus Determination.  Within 45 days after the Closing Date, Acquiror shall prepare and deliver to the Shareholders’ Agent a statement (the “Proposed Surplus Statement”) setting forth Acquiror’s determination of the Surplus.  The Surplus set forth in the Proposed Surplus Statement shall become final and binding on the 30th day following such delivery, unless the Shareholders’ Agent shall have delivered written notice setting forth the specific nature of its disagreement with the Proposed Surplus Statement (a “Notice of Disagreement”) to the Acquiror on or prior to 30th day.  During the 30-day period following delivery of the Proposed Surplus Statement, Acquiror shall grant Shareholders’ Agent (and its accountant and legal counsel) access at reasonable times and on reasonable prior notice to the

Surviving Corporation’s books and records with respect to the Surplus.  During the 45 day period following the delivery of a Notice of Disagreement, Acquiror and the Shareholders’ Agent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  If such dispute has not been resolved by the end of such 45 day period, the Acquiror and the Shareholders’ Agent shall submit for resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement to Seiler & Co. (or such other nationally recognized independent accounting firm that is mutually agreed upon by the Acquiror and the Shareholders’ Agent) (the “Accounting Firm”) for resolution by a mutually acceptable partner of the Accounting Firm.  The Acquiror and the Shareholders’ Agent shall retain the Accounting Firm no later than 10 days following the expiration of such 45-day period.  In the event of a failure to retain the Accounting Firm during such time period, either the Acquiror or the Shareholders’ Agent, acting individually, shall have the right to retain the Accounting Firm on behalf of both the Acquiror and the Shareholders’ Agent.  The Acquiror and the Shareholders’ Agent shall use their commercially reasonable efforts to cause the Accounting Firm to render a decision resolving any matters submitted to the Accounting Firm within 60 days following submission thereof.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Without limiting the generality of the foregoing, the Acquiror, the Acquiror and the Shareholders’ Agent shall each promptly provide, or cause to be provided, to the Accounting Firm all information, and to make available to the Accounting Firm all personnel, as are reasonably necessary to permit the Accounting Firm to resolve any disputes pursuant to this Section 2.8.  The Shareholders’ Agent and the Acquiror shall each be responsible for (i) their own fees and expenses incurred in connection with any arbitration under this Section 2.8 and (ii) 50% of the Accounting Firm’s fees.  The scope of the disputes to be resolved by the Accounting Firm, and the scope of the Accounting Firm’s review, shall be limited to disputes concerning whether such calculation was performed in accordance with the guidelines set forth in this Section 2.8, whether there were errors in the Proposed Surplus Statement and the other matters specifically set forth in this Section 2.8, and the Accounting Firm shall not make any other determination.  If a Notice of Disagreement is received by Acquiror in a timely manner, then the Surplus calculation shall become final and binding on the earlier of (i) the date on which the Acquiror and the Shareholders’ Agent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date on which any disputed matters are finally resolved in writing by the Accounting Firm.  The date on which the Surplus is finally determined in accordance with this Section 2.8 is hereinafter referred to as the “Surplus Determination Date.”  At any time prior to the Surplus Determination Date, the Shareholders’ Agent may deliver to Acquiror, in cash, funds provided to it by one or more of the Target Shareholders (a “Shareholder Contribution”). The Shareholders’ Agent shall have no obligation under this Agreement to make any such Shareholder Contribution.

(c)           In the event that the Surplus is less than the Surplus Threshold, each Target Stockholder and each Target Optionholder shall pay Acquiror an amount per share of Target Capital Stock or per Target Option, as applicable, equal to (i) (A) the amount by which the Surplus is less than the Surplus Threshold plus (B) interest on such amount, calculated at the rate of four percent per annum, from the Closing Date to the Surplus Determination Date, divided by (ii) the Fully-Diluted Shares; provided that in no event shall a Target Stockholder or Target Optionholder be responsible for paying an amount that exceeds the aggregate Initial Capital Stock Consideration or Initial Option Consideration received by such Target Stockholder or Target Optionholder, as applicable.  To the fullest extent permitted by applicable law, Acquiror shall be entitled to offset the amount set forth in this Section 2.8(c) against any amount otherwise payable by Acquiror to any such Target Stockholder or Target Optionholder.

2.9           Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a taxable stock purchase for U.S. federal income tax purposes.  Acquiror makes no representation or warranties to Target or any holder of Target Capital Stock or Target Options regarding the Tax treatment of the Merger or any transactions contemplated by this Agreement.  Target, holders of Target Capital Stock and holders of Target Options are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions or agreements contemplated by this Agreement.

3.             Representations and Warranties of Target.  Subject to the disclosures contained in the disclosure schedule delivered to Acquiror by Target concurrently with the execution of this Agreement (the “Target Disclosure Schedule”), Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct.  The Target Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Target Disclosure Schedule shall qualify only the corresponding subsection in this Section 3 and each other section of Section 3 to which it is clearly apparent on the face of the disclosure that the disclosure relates.

3.1           Organization and Authority.

(a)   Target is a corporation duly organized, validly existing and in good standing under the laws of the state of California.  Each of Target’s Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Target and its Subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to prevent, materially alter or materially delay, any of the material transactions contemplated by this Agreement.  Neither Target nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.  Except as set forth on Section 3.1 of the Target Disclosure Schedule, Target has no Subsidiaries.  With respect to each Subsidiary set forth on Section 3.1 of the Target Disclosure Schedule, Target owns all of the capital stock of each such Subsidiary and there is no other capital stock, ownership right, option, warrant, stock appreciation right, phantom stock right, profit participation right, purchase right, subscription right, conversion right, exchange right, in each case, with respect to such Subsidiary or such Subsidiary’s assets, or other contract or commitment that could require Target or such Subsidiary to issue, sell, or otherwise cause to become outstanding any capital stock of any such Subsidiary (contingent or otherwise).  Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target.  The Board of Directors of Target has (i) approved this Agreement and the Merger and the transactions contemplated hereby; (ii) determined that in its opinion the Merger is in the best interests of the shareholders of Target and is on terms that are fair to such shareholders; and (iii) recommended that the shareholders of

Target approve this Agreement and the Merger and the transactions contemplated hereby.  Target has lawfully solicited and obtained the Shareholder Approval and such Shareholder Approval is binding and irrevocable.  This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms.  The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any provision of the Articles of Incorporation or Bylaws or other organizational documents, as amended, of Target or its Subsidiaries.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (I) the filing of the Agreement of Merger, together with any required certificates, as provided in Section 2.2; (II) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); and (III) compliance with applicable foreign Antitrust Laws.

(b)   Target and its Subsidiaries each have the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.  Target has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Target and its Subsidiaries, each as amended to date, to Acquiror.  Except for Target’s interest in Target’s Subsidiaries listed in Section 3.1(a) of the Target Disclosure Schedule, neither Target nor any Subsidiary directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any Material Contract, permit, concession, franchise, license, injunction, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or its Subsidiaries or any properties or assets of Target or its Subsidiaries.

3.2           Governmental Authorization.  Target and its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target and its Subsidiaries operates or holds any interest in any of its properties; or (b) that is required for the operation of the Target Business or the holding of any such interest and all of such authorizations are in full force and effect.

3.3           Financial Statements.

(a)           Target has delivered to Acquiror its audited financial statements for each of the fiscal years ended December 31, 2005, December 31, 2006, and December 31,

2007, respectively, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis as at and for the four-month period ended April 30, 2008 (collectively, the “Target Financial Statements”).  The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material) applied on a consistent basis throughout the periods presented and consistent with each other.  The Target Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target and its Subsidiaries as of the dates, and for the periods, indicated therein, all in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material).

(b)           Target and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements of Target and to maintain accountability for assets; (iii) access to the assets of Target and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Target and its Subsidiaries are not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)           Section 3.3(c) of the Target Disclosure Schedule sets forth certain details regarding the auction-rate securities owned by Target (the “Designated ARS”).  The Designated ARS are included in the assets reflected on Target’s balance sheet as of April 30, 2008.

3.4           Capital Structure.  Except as set forth on Section 3.4 of the Target Disclosure Schedule,

(a)   The authorized capital stock of Target consists exclusively of 80,000,000 shares of Target Common Stock and 16,250,000 shares of Target Preferred Stock (of which 3,750,000 shares have been designated as Series A Preferred Stock and 12,500,000 shares have been designated as Series B Preferred Stock).  As of the date of this Agreement, 40,471,287 shares of Target Common Stock, 3,750,000 shares of Series A Preferred Stock and 12,276,785 shares of Series B Preferred Stock are issued and outstanding and there are no other shares of Target Capital Stock issued or outstanding.

(b)   All of the issued and outstanding shares of Target Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are free of any Encumbrances.  The issued and outstanding shares of Target Common Stock are not subject to, and the issuance thereof has not triggered any, preemptive rights or rights of first refusal, in each case (i) created by statute, (ii) the Articles of Incorporation or Bylaws of Target or (iii) any agreement to which Target is a party or by which it is bound.  Each share of Target Capital Stock has been issued in exchange for consideration equal to the fair market value of such share as reasonably determined by Target’s Board of Directors.

(c)   Target has never sold securities in violation of any applicable securities laws.

(d)   Except for the warrants set forth in Section 3.4(d) of the Target Disclosure Schedule, all of which shall be exercised prior the Effective Time, no person or entity has any Target Other Equity Rights.

(e)   Target has no obligation or right (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Target Capital Stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(f)    There are no agreements of Target or its Subsidiaries to register any securities under the Securities Act.  There are no agreements to which Target or any of its Subsidiaries is a party, or, to which any shares of Target Capital Stock are subject, relating to the voting of shares of Target Capital Stock or otherwise granting, limiting or affecting the rights pertaining to shares of Target Capital Stock.

(g)   The Target Capitalization Spreadsheet attached as an exhibit to Section 3.4 of the Target Disclosure Schedule (the “Preliminary Target Capitalization Spreadsheet”) sets forth a true and complete list as of the date of this Agreement of:  (i) all holders of Target Capital Stock and the shares of Target Capital Stock held by each, (ii) all holders of Target Other Equity Rights and the shares (and other material characteristics of Target Other Equity Rights) held by each and (iii) all holders of Target Options and the Target Options held by each and the exercise price per share thereof.

3.5           Absence of Certain Changes.  From December 31, 2007 (the “Target Balance Sheet Date”) through the date of this Agreement, Target and its Subsidiaries have conducted the Target Business in the ordinary course consistent with past practice and there has not occurred (a) any change, event or condition (whether or not covered by insurance) that (i) has resulted in, or could reasonably be expected to result in, a Material Adverse Effect or (ii) that could reasonably be expected to prevent, materially alter or materially delay, any of the material transactions contemplated by this Agreement; (b) any acquisition, sale or transfer of any material asset of Target or its Subsidiaries other than in the ordinary course of business and consistent with past practice; (c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or its Subsidiaries or any revaluation by Target or its Subsidiaries of any of its assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any shares of capital stock; (e)  any Material Contract entered into by Target, other than Material Contracts (I) entered into prior to the date of this Agreement in the ordinary course of business listed in Section 3.13 of the Target Disclosure Schedule or (II) entered into on or after the date of this Agreement in compliance with Section 5.1, or (f) any material amendment or termination of, or default under, any Material Contract to which Target or any of its Subsidiaries is a party or by which it is bound; (g) any amendment or change to the Articles of Incorporation or Bylaws of Target; (h) any increase in or modification of the compensation or benefits payable or to become payable by Target or its Subsidiaries to any of their directors or employees; (i) any disposition of any of the Designated ARS or (j) any negotiation or agreement by Target or its Subsidiaries to do any of the things described in the preceding clauses (a) through (i) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.6           Absence of Undisclosed Liabilities.  Neither Target nor any of its Subsidiaries has any Liabilities other than (a) those specifically set forth in the consolidated balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) Liabilities (other than for breach thereof) under Material Contracts, (c) immaterial Liabilities (other than for breach thereof) under other contracts entered into in the ordinary course of business consistent with past practice that either (i) were not required to be set forth in the Target Balance Sheet or the footnotes to the Target Financial Statements under GAAP, or (ii) have been incurred following the Target Balance Sheet Date; (d) immaterial Liabilities incurred in the ordinary course of business consistent with past practice on or prior to the Target Balance Sheet Date and not required to be set forth in the Target Balance Sheet or the footnotes to the Target Financial Statements under GAAP; (e) Liabilities for accounts payable and payroll, in each case, incurred in the ordinary course of business since the Target Balance Sheet Date, and (f) immaterial Liabilities incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice.

3.7           Litigation.  There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened, against Target or any of its Subsidiaries or any of their properties, or any of the current officers and directors of Target or any of its Subsidiaries in their capacities as such.  To the knowledge of Target, there are no facts or circumstances that cause any officer, director or employee in charge of a functional division of Target or individual listed in Section 1 of the Target Disclosure Schedule to have a current apprehension of any private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation prior to the first anniversary of the Closing Date.  To the knowledge of Target, there is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, against any of the former officers or directors of Target or any of its Subsidiaries in their capacities as such. There is no injunction, judgment, decree or order against Target or any of its Subsidiaries or any of their properties, or any of the current officers or directors of Target or its Subsidiaries in their capacities as such.  To the knowledge of Target, there is no injunction, judgment, decree or order against any of the former officers or directors of Target or any of its Subsidiaries in their capacities as such.  There is no action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, that Target or any of its Subsidiaries has pending or threatened against other parties.  There is no dispute between Target or any of its Subsidiaries and any person or entity (including any employee, supplier, sales representative, distributor, customer or other party) that would reasonably be expected to result in an action, suit, proceeding, claim or arbitration brought by or against Target or any of its Subsidiaries.

3.8           Restrictions on Business Activities.  There is no agreement, injunction, judgment, decree or order binding upon Target or its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting or impairing any current business practice of Target or its Subsidiaries, any acquisition of property by Target or its Subsidiaries or the conduct of business by Target or its Subsidiaries as conducted or as proposed to be conducted.

3.9           Intellectual Property.

(a)           Definitions.  The following terms shall be defined as follows:

(i)            “Controlled” means, for purposes of Section 3.9(b), (1) exclusively licensed in a manner that gives Target or any of its Subsidiaries any right, or imposes on Target or any of its Subsidiaries any obligation, to participate in the prosecution, assertion or defense of the applicable Intellectual Propriety Right, or (2) Target or any of its Subsidiaries have any ownership interest in the applicable Intellectual Property Right, whether full or partial, actual or contingent.

(ii)           “Copyrighted Works” shall include all works of authorship that are fixed in a tangible medium, including software, documentation, semiconductor topography and mask works.

(iii)          “Intellectual Property Rights” means any and all rights existing now or in the future under patent law, copyright law, neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, moral rights law, database protection law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions, including Copyrighted Works, Patents and Trademarks.

(iv)          “Intellectual Property Agreements” means agreements or arrangements relating in any way, whether wholly or partly, to the Target IP Rights and to which Target or any of its Subsidiaries is a party or which binds Target or any of its Subsidiaries as of the Effective Time.

(v)           “Patents” shall mean issued patents or patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon.

(vi)          “Target IP Assets” means any and all inventions (whether patentable or not), invention disclosures, works of authorship (including but not limited to software), industrial designs, improvements, trade secrets, confidential information, databases, data collections and compilations, proprietary information, know how, process technology, plans, drawings, blueprints, technical data, topography, customer lists, customer databases, software (in source and object code form), and Target Products, as well as all documentation relating to any of the foregoing, and trademarks, service marks, domain names, and logos, which assets are either owned by Target or any of its Subsidiaries or are used or proposed as of the date of this Agreement to be used by Target or any of its Subsidiaries in the conduct of the Target Business.

(vii)         “Target IP Rights” means any and all Intellectual Property Rights existing in, accruing from, arising out of, or relating to the Target IP Assets.

(viii)        “Target Business” means the business of the Target and its Subsidiaries as conducted as of and prior to the Effective Time and as proposed as of the date of this Agreement to be conducted after the Effective Time, including the development, manufacture, sale, distribution, license, support and repair of Target Products, the provision of services related thereto and using, licensing or otherwise exploiting the Target IP Assets.

(ix)           “Target Products” means the past current and planned products of Target or any of its Subsidiaries manufactured, sold, offered for sale, distributed, or supported or proposed as of the Effective Time to be manufactured, sold, offered for sale, distributed, or supported by Target or any of its Subsidiaries.

(x)            “Trademark” shall include all trademarks, service marks, trade names, logos, insignia or other marks.

(b)   Target IP Rights and Target IP Assets.

(i)            Section 3.9(b)(i) of the Target Disclosure Schedule sets forth a true and accurate list of all inventions for which patent applications may be filed in any jurisdiction in the world by Target as of the date of this Agreement (and for which patent applications have not yet been filed as of the date of this Agreement) (“Patentable Inventions”) and all Patents, included in the Target IP Assets or Target IP Rights and owned or Controlled by Target or one of its Subsidiaries, and, for each item on such list, indicates whether (1) wholly owned or Controlled by Target or by one of its Subsidiaries, (2) subject to licenses granted by Target or any of its Subsidiaries to one or more third parties, (3) a valid patent or pending patent application exists and is held by the Target or any of its Subsidiaries for each Patent, and (3) for each Patentable Invention, a list of each inventor.  Target or one of its Subsidiaries wholly owns all such Patents and Patentable Inventions.  For all Patentable Inventions, Target has acquired the assignment of all rights in and to the Patentable Inventions from all inventors of such Patentable Inventions, neither Target nor any of its Subsidiaries has disclosed any such Patentable Invention to any third party except as protected by a written confidentiality agreement, and neither Target nor any of its Subsidiaries has sold or offered for sale such Patentable Invention or any Target Products that utilize such Patentable Invention.

(ii)           Section 3.9(b)(ii) of the Target Disclosure Schedule sets forth a true and accurate list of all Trademarks registered under the authority of any Governmental Entity, included in the Target IP Assets or Target IP Rights and owned or Controlled by Target or one of its Subsidiaries, and, for each item on such list, indicates whether (1) wholly owned or Controlled by Target or by one of its Subsidiaries, (2) subject to licenses granted by Target or its Subsidiaries to one or more third parties, and (3) a valid registration or pending application for registration exists and is held by Target or its Subsidiaries.  Target wholly owns all such Trademarks.

(iii)          Section 3.9(b)(iii) of the Target Disclosure Schedule sets forth a true and accurate list of all Copyrighted Works registered under the authority of any Governmental Entity included in the Target IP Assets or Target IP Rights and owned or Controlled by Target or one of its Subsidiaries, and, for each item on such list, indicates whether (1) wholly owned or Controlled by Target or by one of its Subsidiaries, and (2) subject to licenses granted by Target or its Subsidiaries to one or more third parties, and (3)  a valid registration or pending application for registration exists for such Trademark and is held by Target or its Subsidiaries.  Target wholly owns all such Copyrighted Works.

(iv)          Section 3.9(b)(iv) of the Target Disclosure Schedule sets forth a true and accurate list of all Software Licenses. All Software Licenses are in full force and effect.  Target and its Subsidiaries are in compliance with, and have not breached any term of any Software Licenses.  As used in this Section, the term “Software Licenses” shall mean any agreement or license under which Target or any of its Subsidiaries is given the rights necessary to use software (including design tools, productivity applications, utilities and other applications) used or proposed to be used in the Target Business other than (x) any non-exclusive license to software that is not incorporated into, or used in, the development, manufacture, testing, distribution, maintenance, or support of any Target Products with a purchase or license price of under $50,000, and (y) a non-exclusive license to software that is generally available on standard terms for a purchase or license price of under $50,000.

(v)           Section 3.9(b)(v) of the Target Disclosure Schedule lists all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by Target or its Subsidiaries in the development of and/or incorporated in Target Products in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified or distributed by Target or its Subsidiaries).  Except as provided in Section 3.9(b)(v) of the Target Disclosure Schedule, neither Target nor its Subsidiaries have (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Target Products, (b) distributed Open Source Materials in conjunction with any Target Products, or (c) used Open Source Materials in any manner that (1) creates, or purports to create, obligations for Target or its Subsidiaries with respect to Target IP Assets (including Target Products) or (2) grants, or purports to grant, to any third party, any rights or immunities under Target IP Rights (including, but not limited to, using any Open Source Materials in any manner that requires, as a condition of use, modification or distribution of such Open Source Materials that other software developed, commercially licensed or owned by Target incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge).  Except as provided in Section 3.9(b)(v) of the Target Disclosure Schedule, no Target Products are subject to the terms of license of any such Open Source Materials.

(vi)          Section 3.9(b)(vi) of the Target Disclosure Schedule sets forth a true and accurate list of all Intellectual Property Agreements other than (a) those included in Section 3.9(b)(i-iii) of the Target Disclosure Schedule, (b) those non-exclusive licenses that are not incorporated into, or used in, the development, manufacture, testing, distribution, maintenance, or support of any Target Products with a purchase or license price of under $50,000, (c)those non-exclusive licenses to software that is generally available on standard terms for a purchase or license price of under $50,000, (d) customary nondisclosure agreements and confidentiality agreements, and (e) the employment-related contracts listed in Section 3.21 of the Target Disclosure Schedule.  All Intellectual Property Agreements required to be listed are in writing signed by the parties to such agreements and in full force and effect.  Target and its Subsidiaries are in compliance with, and have not breached any term of any Intellectual Property Agreement required to be listed and, to the knowledge of the Target, all other parties to the Intellectual Property Agreements required to be listed are in compliance in all respects with, and have not breached any term of, such Intellectual Property Agreements.  No proceeding has been filed or threatened alleging breach of any Intellectual Property Agreement required to be listed.

(vii)         Target or one of its Subsidiaries either (x) is the sole owner, free of any Encumbrance (other than non-exclusive licenses granted by Target or any of its Subsidiaries listed on Section 3.9(b)(i)-(iii) of the of the Target Disclosure Schedule), of, or (y) has a valid and enforceable license pursuant to an Intellectual Property Agreement, in each case, with respect to all Target IP Assets and Target IP Rights to the extent (a) used or proposed as of the date of this Agreement to be used in the Target Business, and/or (b) sufficient for the conduct of the Target Business.  Target and its Subsidiaries have the exclusive right to file, prosecute, and maintain any applications and registrations for the Target IP Rights and/or Target IP Assets indicated as wholly owned or Controlled by Target or its Subsidiaries pursuant to Section 3.9(b) (i)-(iii) of the Target Disclosure Schedule and any other Target IP Rights and/or Target IP Assets owned by Target or its Subsidiaries (collectively such Target IP Rights and Target IP Assets referred to hereinafter as “Wholly Owned Target IP”).  Neither Target nor any of its Subsidiaries is subject to any agreement that restricts the use, transfer, delivery or licensing by Target or its Subsidiaries of such Wholly Owned Target IP and neither Target nor any of its Subsidiaries has covenanted or agreed to forbear asserting any such Wholly Owned Target IP.   With respect to any intellectual property used in the Target Business licensed from third parties and subject to royalty or other payment obligation, no royalties or continuing payment obligations are past due.  The Target IP Rights comprise all Intellectual Property Rights necessary for the conduct of the Target Business.

(viii)        No government funding; facilities of a university, college, other educational institution or research center was used in the development of the such Wholly Owned Target IP.  There are no facts that could give rise to a claim that any Wholly Owned Target IP is jointly owned by any other person or entity nor that any other person or entity, including any Governmental Entity, has any rights in such Wholly Owned Target IP whether by implication, estoppel or otherwise.  Except as set forth Section 3.9(b)(vi) of the Target Disclosure Schedule, no funds from private or commercial third parties was used in the development the Wholly Owned Target IP that resulted in third parties being granted an ownership interest in or a license to such Wholly Owned Target IP.  For each disclosure made in Section 3.9(b)(vi) of the Target Disclosure Schedule, Section 3.9(b)(vi) of the Target Disclosure Schedule contains a true and accurate description of the ownership or license interest granted to such third parties.

(ix)           Target wholly owns all mask works for the Target Products and no other person or entity has any rights to reproduce, import or distribute such mask works.

(x)            All granted Patents and registered Trademarks or registered Copyrighted Works in the Wholly Owned Target IP are valid, subsisting, and in full force. All maintenance and annual fees have been fully paid by the applicable deadlines and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. Target has taken reasonable and necessary steps (based on standard industry practice and in accordance with all applicable rules, regulations and laws) to diligently prosecute all applications in the Target IP Rights listed in Section 3.9(b) of the Target Disclosure Schedule as pending and all such pending applications are in good standing.  As of the date of this Agreement, none of the Wholly Owned Target IP is involved in any interference, reissue, re-examination or opposition proceeding, and there has been no written notice received by Target or any of its Subsidiaries that any such proceeding will hereafter be commenced.  No Wholly Owned Target IP or, to Target’s knowledge, Target IP Assets are subject to any proceeding or outstanding decree, order, injunction, judgment, agreement or stipulation of any governmental authority restricting in any manner the use, transfer or licensing thereof by Target or the Surviving Corporation, or that may affect the validity, use or enforceability of such Wholly Owned Target IP and/or Target IP Assets related thereto.  All application and renewal fees, costs, charges and taxes required for the maintenance of the in the Wholly Owned Target IP have been duly paid on time.

(xi)           Target and its Subsidiaries have secured valid, written assignments or applicable rights under local laws from all Contributors of their rights to any and all contributions made by such Contributors to the Target IP Assets and/or Target IP Rights, which contributions and all Intellectual Property Rights related thereto the Target and its Subsidiaries did not fully own by operation of law prior to such assignment.  No past or present Contributor retains any interest or right in relation to any part of the Target IP Rights and/or Target IP Assets, except for moral rights (or equivalents thereto) which are not capable of transfer to Target under applicable law, and there are no royalties, fees or other payments payable to any Contributor under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of any Target IP Rights and/or Target IP Assets.  Except where prohibited by applicable law, Target and its Subsidiaries have obtained the effective waiver from all Contributors of any moral rights and/or rights of attribution arising under any applicable jurisdiction.  To the knowledge of Target, no Contributor has performed any services for any government, university, college or other educational institution or research center during a period of time during which such Contributor was also performing services for Target or any of its Subsidiaries.  For purposes of this clause, “Contributors” means any and all current or former consultants, contractors, employees, officer, director or other individuals that have contributed to the creation, development, improvement or modification of any or all of the Target IP Assets and/or Target IP Rights.

(xii)          To the knowledge of Target, none of the Wholly Owned Target IP has been or is being infringed by any third parties and Target knows of no specific threat to do so.

(xiii)         Neither Target nor any of its Subsidiaries has received any written, or to Target’s knowledge non-written, demand, claim, notice, or inquiry from any third party in respect of the Target IP Rights that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity, enforceability, ownership or the rights of the Target or any of its Subsidiaries in or to the Target IP Rights, and Target knows of no reasonable basis for any such challenge.

(xiv)        Neither Target nor any of its Subsidiaries has granted to any third party any exclusive licenses, non-assertion rights, rights of refusal or, except as set forth in Section 3.9(b)(i-iii) of the Target Disclosure Schedule, other rights to any Wholly Owned Target IP and/or Target IP Assets related thereto or, except in conjunction with the sale or license of such Target Products in the ordinary course of business, to any Target Products.

(xv)         Target and its Subsidiaries have good and valid title to all of the Wholly Owned Target IP free and clear of any Encumbrance (except as contained in non-exclusive licenses granted by Target or any of its Subsidiaries listed on Section 3.9(b)(i)-(iii) of the Target Disclosure Schedule or as implied from the sale of Target Products in the ordinary course of business through patent exhaustion).

(xvi)        Neither Target nor its Subsidiaries nor any of their employees during the course of their employment for Target or its Subsidiaries, have participated in, contributed to, or submitted materials for any industry setting standards organization that would, whether under law, in equity or under the policies, procedures, rules or regulations of such organization, adversely affect Target’s ownership in any Target IP Rights or Target IP Assets, including the Patentable Inventions, or impose any obligation whatsoever on Target for the licensing of any Target IP Rights or Target IP Assets.

(xvii)       There are no written settlements, forbearances to sue, consents, stipulations, decrees, injunctions, judgments, orders or any similar obligations (whether imposed or sanctioned by a Governmental Entity, resulting from a dispute or otherwise arising), which in any material respect (a) restrict the right of Target or its Subsidiaries to use, transfer, license or assert any Target IP Rights or Target IP Assets, or (b) restrict the Target Business or the use by the Target or its Subsidiaries of any Target IP Rights or Target IP Assets in order to avoid infringing upon a third party’s intellectual property rights or (c) that permit third parties to use any Target IP Rights or Target IP Assets, or (d)  affect the validity, use or enforceability of any Target IP Rights or Target IP Assets.

(xviii)      Neither Target nor its Subsidiaries, nor to the knowledge of Target, any shareholder, officer or director of Target or its Subsidiaries nor any Contributor is in breach of any non-compete, non-solicitation, or notice requirement relating to the Target Business.

(xix)         The execution, delivery or performance of this Agreement or any agreement contemplated hereby or the consummation of the Merger or any of the transactions contemplated by this Agreement shall not result in a breach of any Intellectual Property Agreement or trigger, contravene, conflict with or result in any third party non-compete, notification, non-solicitation, covenant not to sue, right of first refusal, right of first negotiation, source code right or other third party right binding on Target or any of its Subsidiaries with respect to any Target IP Assets or Target IP Rights.  Neither the execution, delivery nor performance of this Agreement or any agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Surviving Corporation and/or Target’s right to own or use any Target IP Assets or Target IP Rights.  Immediately following the Effective Time, the Surviving Corporation will be permitted to exercise all rights under all Intellectual Property Agreements to the same extent that Target would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties, and other payments that Target would otherwise be required to pay.

(c)   Third-Party Intellectual Property Rights.

(i)            The operation of the Target Business, has not, does not, and will not (1) infringe or misappropriate any Intellectual Property Rights of a third party or (2) constitute unfair competition or trade practices under the laws of any applicable jurisdiction.  Except for the technology licensed or authorized pursuant to a covenant not to sue for use by Target or one of its Subsidiaries pursuant to a written Intellectual Property Agreement and listed on Section 3.9(b)(vi) of the Target Disclosure Schedule, all of the technology included in Target Products was developed (i) by employees or contractors of Target or its Subsidiaries without the unlawful or unauthorized use of any third party technology or Intellectual Property Rights, and (ii) after the expiration of any period of non-competition that would restrict such development as set forth in any agreement between Target, or to Target’s knowledge any such contractor, and any third party.

(ii)           Neither Target nor any of its Subsidiaries has received any written, or to Target’s knowledge non-written, demand, claim, notice, or inquiry from any third person with respect to the operation of the Target Business alleging, alluding to, or insinuating that there may be any basis to claim (1) infringement, misappropriation, dilution, or other actionable harm to any third-party Intellectual Property Rights or (2) such operation constitutes unfair competition or trade practices under the laws of any applicable jurisdiction, and Target knows of no reasonable basis for any such allegation.

(iii)          Target and its Subsidiaries have taken commercially reasonable steps to cause (a) any confidential information of third parties to be properly maintained and returned or disposed of in accordance with any obligations imposed on the recipient of such information (except for electronic copies stored in the back-up and disaster recovery systems of Target and those of its Subsidiaries and except for copies of agreements with third parties), (b) any confidential information of third parties not to be used or disclosed in violation of any obligation to any third party, and (c) any employee or contractor not to use or disclose the confidential information of any previous employer or client in the course of his or her employment or engagement with Target or its Subsidiaries.  Target or its Subsidiaries have obtained legally binding written agreements from all employees with whom Target or its Subsidiaries have shared confidential proprietary information (i) of Target or its Subsidiaries or (ii) received from others which Target or its Subsidiaries is obligated to treat as confidential, which agreements require such employees to keep such information confidential.  To the knowledge of Target, no employee of Target or its Subsidiaries is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any injunction, judgment, decree or order of any court or administrative agency, that would interfere with their duties to Target or its Subsidiaries, or that would conflict with the Target Business.

(iv)          To the knowledge of Target, no person employed by or, consulting with, Target or its Subsidiaries has during the course of their employment or consulting relationship with Target or its Subsidiaries (a) violated or is violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with any former employer or other third party, (b) disclosed or is disclosing or utilized or utilizing any trade secret or proprietary information or documentation of any former employer or other third party or (c) interfered or is interfering in the employment relationship between any third party and any of its present or former employees.  To the knowledge of Target, no person employed by, or consulting with, Target or its Subsidiaries has used any trade secret or any information or documentation proprietary to any third party, nor has any such person violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Target Product or the development or sale of any service or proposed service of the Target or its Subsidiaries, and Target and its Subsidiaries have no reason to believe there will be any such employment or violation.

(v)           Neither Target nor its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right, other than indemnification provisions in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Acquiror.

(d)    Confidentiality.

(i)            With respect to any information or materials disclosed to Target from a third party that is or that Target knows should reasonably be considered confidential, Target and its Subsidiaries have satisfied all material obligations, however arising, it may have had or has at the Effective Time to treat such information or materials confidentially.  Target and its Subsidiaries have refrained from using any such information or materials in violation of any confidentiality obligation Target or any of its Subsidiaries has with respect to such information or materials.

(ii)           Target and its Subsidiaries have taken commercially reasonable actions to protect and maintain the confidentiality of all Target IP Assets that Target or its Subsidiaries holds or purports to hold as a trade secret, including entering into agreements requiring confidential treatment by any third parties to whom any such Target IP Asset is disclosed.

3.10         Interested Party Transactions.  Neither Target nor any of its Subsidiaries is indebted to any director, officer, employee or agent of Target or its Subsidiaries (except for amounts due as normal salary for the current payroll period and in reimbursement of ordinary expenses), and no such person is indebted to Target or any of its Subsidiaries.  There have been no transactions since June 30, 2006 that would require disclosure if Target were subject to the disclosure requirements of Item 404 of Regulation S-K under the Securities Act.

3.11         Minute Books.  The minute books of Target and the analogous collection of corporate documents for each of its Subsidiaries have been provided to the Acquiror through the Electronic Data Room and they contain (a) a materially complete and accurate summary of all meetings of directors and shareholders and copies of all actions by written consent since the time of incorporation of Target and (b) a materially complete and accurate summary of all meetings of the management bodies and equity holders and copies of all actions by written consent since the time of organization of each of its Subsidiaries.

3.12         Complete Copies of Materials.  Target has delivered to Acquiror or Acquiror’s legal counsel, or made available to Acquiror through the Electronic Data Room, true and complete copies of each document that has been requested by Acquiror or its counsel in connection with their due diligence review of Target and its Subsidiaries.

3.13         Material Contracts.  Other than (i) the employment-related contracts listed in Section 3.21 of the Target Disclosure Schedule and (ii) contracts for the sale of Target Products in the ordinary course of business consistent with past practice pursuant to Target’s standard form of sales contract which has been provided to Acquiror (“Standard Sales Contracts”), all Material Contracts of Target or any of its Subsidiaries are listed in Section 3.13 of the Target Disclosure Schedule.  With respect to each Material Contract: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target or one of its Subsidiaries, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Target’s knowledge, have been caused by a party to such Material Contract other than Target, and, to Target’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Target’s knowledge, have been caused by a party to such Material Contract other than Target; and (c) neither Target nor any of its Subsidiaries nor, to Target’s knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or any of its Subsidiaries, or to Target’s knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract.  Neither Target nor any of its Subsidiaries is a party to any oral contract, agreement or other legally-binding unwritten arrangement.  “Material Contract” means any contract, agreement or commitment to which Target or any of its Subsidiaries is a party (a) with expected receipts or expenditures in excess of $50,000, (b) required to be listed pursuant to Section 3.9; (c) requiring Target or any of its Subsidiaries to indemnify any person or entity; (d) granting any exclusive rights to any party; (e) evidencing indebtedness for borrowed or loaned money, including guarantees of indebtedness; (f) evidencing a lease of real property; (g) that could reasonably be expected to have a Material Adverse Effect if breached by Target or any of its Subsidiaries in such a manner as would (I) permit any other party to cancel or terminate the same (with or without notice of passage of time); (II) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target or any of its Subsidiaries; or (III) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract; (h) that could reasonably be expected to prevent, materially alter or materially delay, any of the transactions contemplated by this Agreement.  The execution, delivery or performance of this Agreement or any agreement contemplated hereby or the consummation of the Merger or any of the transactions contemplated by this Agreement shall not result in a breach of any third party agreement to which the Target or any of its Subsidiaries is a party or trigger, contravene, conflict with or result in any third party non-compete, notification, non-solicitation, covenant not to sue, right of first refusal, right of first negotiation or other third party right binding on Target or any of its Subsidiaries.

3.14         Inventory.  Subject to the reserve specifically identified on the Target Balance Sheet, the inventories shown on the Target Balance Sheet or thereafter acquired by Target, were acquired and maintained in the ordinary course of business, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business.  Since the Target Balance Sheet Date, Target has continued to replenish inventories in a normal and customary manner consistent with past practices.  Target has not received notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of Target Products.  The values at which inventories are carried reflect the inventory valuation policy of Target, which is consistent with its past practice and in accordance with GAAP.  Other than as set forth in the Target Financial Statements, Target has no Liabilities with respect to the return of any item of inventory in the possession of distributors, wholesalers, retailers or other customers.  As of and since the Target Balance Sheet Date, adequate provision has been made on the books of Target in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.  No inventory used in the Target Business is held by any Subsidiary of Target.

3.15         Accounts Receivable.  Subject to any reserves specifically identified in the Target Financial Statements, the accounts receivable shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment or Encumbrance, and are not subject to valid defenses, set-offs or counter claims.  Target’s accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to any reserve for doubtful accounts in the Target Financial Statements.  No Subsidiary has any accounts receivable.

3.16         Customers and Suppliers.  Since the Target Balance Sheet Date, no customer and no supplier of Target or its Subsidiaries (a) has canceled or otherwise terminated, or delivered any written threat to Target or its Subsidiaries to cancel or otherwise terminate, its relationship with Target, (b) has decreased materially its services or supplies to Target or its Subsidiaries in the case of any such supplier, or its usage of Target’s services or its purchase of Target Products in the case of such customer, and (c) has, to Target’s knowledge, indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Target or its Subsidiaries or to decrease materially its services or supplies to Target or its Subsidiaries or its usage of the services of Target or its Subsidiaries or its purchase of Target Products, as the case may be.  Neither Target nor any of its Subsidiaries has engaged in any fraudulent conduct with respect to any customer or supplier of Target.

3.17         Employees and Consultants.  The Schedule of Employees and Consultants delivered to Acquiror by Target concurrently with the execution of this Agreement lists the names of all full-time employees, part-time employees, temporary employees, leased employees, other employees, independent contractors and consultants of Target and its Subsidiaries, together with their respective salaries or wages, other compensation, dates of employment and positions.

3.18         Title to Property.  Target and its Subsidiaries have good and marketable title to all of their properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Encumbrances of any kind or character, except (a) liens for current taxes not yet due and payable; (b) such imperfections of title, liens and easements and similar Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing indebtedness for borrowed money that are reflected on the Target Balance Sheet; (d) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business consistent with past practice; (e) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law incurred in the ordinary course of business consistent with past practice; and (f) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens incurred in the ordinary course of business consistent with past practice.  The plants, property and equipment of Target that are used in the Target Business are in all material respects in good operating condition and repair, subject to normal wear and tear.  All properties used in the Target Business are reflected in the Target Balance Sheet to the extent required by GAAP.  Target owns no real property.

3.19         Environmental Matters.

(a)           The following terms shall be defined as follows:

(i)            “Environmental Laws” shall mean any applicable foreign, federal, state or local governmental laws (including common laws), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, injunctions, judgments, decrees, orders, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials (as defined in Section 3.19(a)(ii)), including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended

(“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)           “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.  The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)           Target and its Subsidiaries are and have been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target or any of its Subsidiaries at any time (collectively, “Target Facilities;” such properties or facilities currently used, leased or occupied by Target or any of its Subsidiaries are defined herein as “Target Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Target Facilities that may or will give rise to liability of Target or any of its Subsidiaries under Environmental Laws.  To Target’s knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Target Current Facilities.  To Target’s knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target Current Facilities.  To Target’s knowledge, no employee of Target or any of its Subsidiaries or other person has claimed that Target or any of its Subsidiaries is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  No civil, criminal or administrative action, proceeding or investigation is pending against Target or any of its Subsidiaries, or, to Target’s knowledge, threatened against Target or any of its Subsidiaries, with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that could reasonably form the basis for assertion of a claim against Target or any of its Subsidiaries or that could reasonably form the basis for liability of Target or any of its Subsidiaries, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.20         Taxes.

(a)           For purposes of this Agreement:

(i)            a “Tax” or, collectively, “Taxes,” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; and

(ii)           “Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable law relating to any Tax.

(b)           Except as set forth in Section 3.20 of the Target Disclosure Schedule, Target and each of its Subsidiaries has prepared and timely filed, or has had prepared and timely filed on its behalf, all Returns required to be filed with any taxing authority, and such Returns are true, accurate and complete in all material respects.

(c)           As of the Effective Time, Target and each of its Subsidiaries: (i) will have paid, or will have had paid on its behalf, all Taxes required to be paid on or prior to the Effective Time and (ii) will have withheld and remitted to the appropriate taxing authority all Taxes required to be withheld and remitted on or prior to the Effective Time.

(d)           There is no Tax deficiency outstanding or assessed or, to Target’s knowledge, proposed against Target or any of its Subsidiaries that is not reflected as a liability on the Target Balance Sheet, nor has Target or any of its Subsidiaries executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)           The unpaid Taxes of Target and its Subsidiaries did not, as of the Target Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes) set forth on the Target Balance Sheet.

(f)            Neither Target nor any of its Subsidiaries is a party to any tax-sharing agreement or similar arrangement with any other party.  Neither Target nor any of its Subsidiaries has assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax.

(g)           No Returns of Target or any of its Subsidiaries are being audited by any government or taxing authority, nor has Target or any of its Subsidiaries been notified of any request for such an audit or other examination.

(h)           Neither Target nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Code Section 1504 (other than the group of which Target is the common parent corporation), and neither Target nor any of its Subsidiaries has liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)            Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target or any of its Subsidiaries has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target or any of its Subsidiaries.  Target and its Subsidiaries are in compliance with all terms and conditions required to maintain such Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any governmental entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continuing validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

(j)            Target has made available to Acquiror copies of all income Tax Returns and other material Tax Returns filed by Target and each of its Subsidiaries for all periods since December 31, 2001.

(k)           Neither Target nor any of its Subsidiaries has filed any consent agreement under former Code Section 341(f) or agreed to have former Code Section 341(f)(4) apply to any disposition of assets owned by Target or any of its Subsidiaries.

(l)            Neither Target nor any of its Subsidiaries has been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

(m)          Neither Target nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by Target or Merger Sub as an expense under applicable law.

(n)           Neither Target nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Code Section 355 (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with the Merger.

(o)           Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any:  (1) change in method of accounting for a taxable period ending on or before the Closing; (2) “closing agreement” as described in section 7121 of the Code or other agreement with a Governmental Authority executed on or before the closing; (3) intercompany transaction or excess loss account described in Treasury Regulations under section 1502 of the Code; (4) installment sale or open transaction disposition made on or before the Closing; or (5) prepaid amount received on or before the Closing.

(p)           Neither Target nor any of its Subsidiaries has received any notice from any taxing authority in a jurisdiction where Target or any of its Subsidiaries has not filed Returns that Target or any of its Subsidiaries may be subject to taxation in such jurisdiction.

(q)           Target and each of its Subsidiaries has disclosed on all applicable Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  Neither Target nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(r)            Notwithstanding anything to the contrary in this Section 3.20, no representation or warranty is made as to the availability, with respect to post-Closing tax periods, of any of Target’s or its Subsidiaries net operating loss or other Tax carryovers.

3.21         Employee Benefit Plans.

(a)           Section 3.21(a)(1) of the Target Disclosure Schedule contains a complete and accurate list of each plan, program, policy, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, short and long term disability, medical, dental, welfare, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been sponsored, maintained, contributed to, or required to be contributed to by Target or any of its Subsidiaries and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Target within the meaning of Section 414 of the Code or Section 4001 of ERISA, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Target or with respect to which Target or any ERISA Affiliate has any Liabilities (collectively, the “Target Employee Plans”).  Section 3.21(a)(2) of the Target Disclosure Schedule lists each Target Employee Plan that has been adopted or maintained by Target or any of its Subsidiaries, whether formally or informally, for the benefit of employees outside the United States (collectively, the “Target International Employee Plans”).

(b)           Target has made available to the Acquiror:  (i) a complete copy of each Target Employee Plan as amended (or a summary of any oral Target Employee Plan); (ii) a copy of the most recently received determination letter or opinion letter, if any, and any and all rulings or notices issued by a governmental authority, with respect to each such Target Employee Plan; (iii) a copy of the Form 5500 Annual Report, if any, for the three most recent plan years for each such Target Employee Plan; (iv) a copy of the most recent summary plan description and/or summary of material modifications, if any, with respect to each such Target Employee Plan; (v) all contracts and agreements (and any amendments thereto) relating to each such Target Employee Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent annual actuarial valuation, if any, prepared for each such Target Employee Plan; (vii) all written communications during the last three years relating to the creation, amendment or termination of each such Target Employee Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to Target or any Subsidiary; (viii) all correspondence to or from any governmental or quasi-governmental agency relating to each such Target Employee Plan; and (ix) all coverage, nondiscrimination, and other qualification-related tests, if any, performed with respect to each such Target Employee Plan for the last three years.

(c)           Each Target Employee Plan and each trust or other funding medium, if any, established in connection with such Target Employee Plan has at all times been established, maintained and operated in substantial compliance with its terms and the requirements prescribed by applicable law, including, but not limited to, ERISA, the Code and the provisions imposed by the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”).  All amendments and actions required to bring each of the Target Employee Plans into conformity with all of the applicable provisions of ERISA, the Code, HIPAA and other applicable laws have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Effective Time.  From January 1, 2007 through the date of this Agreement, all reports, Returns, information returns and other information relating to such Target Employee Plan required to be filed with any Governmental Entity have been accurately, timely and properly filed; from January 1, 2007 through the date of this Agreement, all notices, statements, reports and other disclosure required to be given or made to participants in such Target Employee Plan or their beneficiaries have been accurately, timely and properly disclosed or provided.  With respect to the period prior to January 1, 2007, there is no report, Return, information return or other information relating to any Target Employee Plan that was required to be filed with any Governmental Entity which was delinquent, improperly filed or inaccurate and which could result in Liability after the Effective Time.  None of Target, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of Target, any trustee or other fiduciary or administrator of any Target Employee Plan or trust created thereunder, in each case, who is not an officer, director or employee of Target or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”) has engaged in any transaction or acted or failed to act in a manner that is reasonably likely to subject Target, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of Target, any Non-Affiliate Plan Fiduciary, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or sanctions imposed under Title I of ERISA; and none of Target, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the knowledge of Target, any Non-Affiliate Plan Fiduciary, has engaged in any transaction or acted in a manner, or failed to act in a manner, that is reasonably likely to subject Target, any of its Subsidiaries or, to the knowledge of Target, any Non-Affiliate Plan Fiduciary to any material liability for breach of fiduciary duty under ERISA.

(d)           With respect to those Target Employee Plans which are “pension plans” within the meaning of Section 3(2) of ERISA (“Pension Plans”) that are intended to be qualified under Section 401(a) of the Code, such Pension Plans are the subject of determination letters or opinion letters from the IRS to the effect that such Pension Plans are qualified and exempt from taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter, opinion letter or application therefore that would adversely affect its qualification.  None of the Pension Plans are subject to Title IV of ERISA or Section 412 of the Code.

(e)           Neither Target nor any ERISA Affiliate has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), or (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(f)            All Target Employee Plans have complied, to the extent applicable, with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (or such similar state law).  Except as required pursuant to the preceding sentence and except as otherwise provided at the expense of a participant or participant’s beneficiary in a Target Employee Plan, no Target Employee Plan provides for post-retirement medical, life insurance or disability benefits.

(g)           There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the knowledge of Target, threatened, anticipated or expected to be asserted with respect to any Target Employee Plan or any related trust or other funding medium or with respect to Target or any Subsidiary, as the sponsor or fiduciary thereof.  To the knowledge of Target, no Target Employee Plan or any related trust or other funding medium or any fiduciary is the subject of an audit, investigation or examination by a governmental or quasi-governmental agency.

(h)           Neither Target nor any of its ERISA Affiliates has any commitment or intention to create, terminate (except as set forth herein) or adopt any Target Employee Plan; and since the beginning of the current fiscal year of Target, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in an increase in the benefits under or the expense of maintaining a Target Employee Plan from the level of benefits or expense incurred for the most recently completed fiscal year of Target when determined on a participant-by-participant basis.

(i)            All contributions required to be made under the terms of any Target Employee Plan as of the date hereof have been timely made or, if not yet due, have been fully reserved for and specifically identified in the Target Balance Sheet.  Neither Target nor any of its ERISA Affiliates has incurred, or is reasonably likely to incur, any unfunded liabilities in relation to any Target Employee Plan that have not been properly accounted for under GAAP.

(j)            The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other additional payment (including golden parachute, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider except, with respect to clause (ii), as provided in Section 2.6(b).  No benefit payable or that may become payable by Target or any of its Subsidiaries pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in

Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code.

(k)           Target or one or more of its Subsidiaries, as applicable, may terminate any Target Employee Plan maintained by Target or such Subsidiary or may cease contributions to the Target Employee Plans without incurring any liability other than (i) a benefit liability accrued in accordance with the terms of each such Target Employee Plan immediately prior to such termination or ceasing of contributions; or (ii) expenses attendant to the termination of each such Target Employee Plan.  The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) and compliance by Target and its Subsidiaries with the provisions of this Agreement do not and will not (I) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Target Employee Plan except as provided in this Agreement, (II) trigger the forgiveness of indebtedness owed by any employee, former employee or director of Target or its Subsidiaries or (III) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to Target’s ability to amend, or modify, any Target Employee Plan.

(l)            Neither Target nor any of its ERISA Affiliates has incurred any liability for any excise tax, penalty or fee with respect to any Target Employee Plan, including, but not limited to, taxes arising under the Code or penalties arising under ERISA, and no event has occurred and no circumstance has existed (including the consummation of the obligations set forth in this Agreement) that reasonably would be expected to give rise to any such liability.

(m)          No Target Employee Plan or payment or benefit provided pursuant to any Target Employee Plan between Target or any of its Subsidiaries, on the one hand, and any service provider, on the other hand, including the grant, vesting or exercise of any stock option or stock appreciation right, will provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise.  Each Target Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code, has been operated and administered in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations promulgated under Section 409A of the Code, and any applicable guidance that the IRS issued relating to Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.  As of the Effective Time, the exercise price of each Target Option which was granted or became vested on or after January 1, 2005 either (i) is not less than the fair market value (within the meaning of Section 409A of the Code or Section 422 of the Code, as applicable) of the underlying Common Stock on the date the Target Option was granted; or (ii) has been amended in a manner such that the Target Option complies with (or is exempt from) the provisions of Section 409A of the Code.

(n)           International Employee Plans.  Each of the Target International Employee Plans has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws applicable to such International Target Employee Plan.  No Target International Employee Plan has unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued.  All Target International Employee Plans required to have been approved by a non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) have been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the Agreement, has revocation been threatened in writing) and no event known to Target has occurred since the date of the most recent approval relating to any such Target International Employee Plan that is reasonably likely to adversely affect any such approval relating thereto.  Except as required by law, no condition exists that would prevent Target or its Subsidiaries or Acquiror from terminating or amending any International Target Employee Plan at any time for any reason..

3.22         Employee Matters.  Target and its Subsidiaries are in compliance with all applicable laws and regulations respecting terms and conditions of employment, including applicant and employee background checking, immigration laws, discrimination laws, retaliation laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, classification of employees as exempt from state and federal overtime laws, wage and hour laws, and occupational safety and health laws.  There are no proceedings pending or, to Target’s knowledge, reasonably expected or threatened, between Target or any of its Subsidiaries, on the one hand, and any or all of its current or former employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, retaliation, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  There are no claims pending, or, to Target’s knowledge, reasonably expected or threatened, against Target or any of its Subsidiaries under any workers’ compensation or long-term disability plan or policy.  Target and its Subsidiaries have no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), FMLA or any state law governing health care coverage extension or continuation.  Neither Target nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees.  Target and its Subsidiaries have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that has become due and payable.  Any unpaid compensation (other than salary for the current payroll period) is set forth in Section 3.22 of the Target Disclosure Schedule.  No employee of Target or any of its Subsidiaries has any entitlement to the use of any vehicle owned or leased by Target.

3.23         Insurance.  Target and its Subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses similar to those of Target.  There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Target and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds.  Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.24         Compliance With Laws.  Target and its Subsidiaries have complied with, are not in violation of and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of the Target Business, except for violations and instances of noncompliance with respect to which both (i) such violation or instance of noncompliance has been cured without the receipt of any notice from any Governmental Entity and (ii) Target has no Liabilities.

3.25         Brokers’ and Finders’ Fee.  No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from or through Target or its Subsidiaries in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.26         Privacy Policies and Web Site Terms and Conditions.

(a)           For purposes of this Section 3.26:

(i)            “Target Sites” means all of Target’s public sites on the World Wide Web.

(ii)           “Privacy Statements” means, collectively, any and all of Target’s privacy policies published on the Target Sites or otherwise made available by Target regarding the collection, retention, use and distribution of the personal information of individuals, including from visitors of any of the Target Sites (“Individuals”); and

(iii)          “Terms and Conditions” means any and all of the visitor terms and conditions published on the Target Sites governing Individuals’ use of and access to the Target Sites.

(b)           A Privacy Statement is posted and is accessible to Individuals on each Target Site.  Target maintains a hypertext link to a Privacy Statement from the homepage of each Target Site, and Target includes a hypertext link to a Privacy Statement from every page of the Target Sites on which personal information is collected from Individuals.

(c)           The Privacy Statements include, at a minimum, accurate notice to Individuals about Target’s collection, retention, use and disclosure policies and practices with respect to Individuals’ personal information.  The Privacy Statements are accurate and consistent with the Terms and Conditions and Target’s actual practices with respect to the collection, retention, use and disclosure of Individuals’ personal information.

(d)           Target (i) substantially complies with the Privacy Statements as applicable to any given set of personal information collected by Target from Individuals; (ii) substantially complies with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information; and (iii) takes the appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to Target by Individuals.  Target has adequate technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure.  Target does not knowingly collect information from or target children under the age of thirteen.  Target does not sell, rent or otherwise make available to third parties any personal information submitted by individuals.

(e)           Target’s collection, retention, use and distribution of all personal information collected by Target from Individuals is governed by the Privacy Statement pursuant to which the data was collected.  Each Privacy Statement contains rules for the review, modification and deletion of personal information by the applicable Individual, and Target is and has been at all times in compliance with such rules.  All versions of the Privacy Statements are attached hereto in Section 3.26 of the Target Disclosure Schedule.  Other than as constrained by the Privacy Statements and by applicable laws and regulations, Target is not restricted in its use and/or distribution of personal information collected by Target.

(f)            Target has the full power and authority to transfer all rights Target has in all Individuals’ personal information in Target’s possession and/or control to Acquiror.  The Privacy Statements expressly permit the transfer of all personal information collected from Individuals by Target in accordance with the acquisition or sale of all or substantially all of the assets of the Target.  Target is not a party to any Material Contract, or is subject to any other obligation that, following the Effective Time, would prevent Acquiror and/or its affiliates from using the information governed by the Privacy Statements in a manner consistent with applicable privacy laws and industry standards regarding the disclosure and use of information.  No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof or of any of the foregoing.

(g)           The Terms and Conditions are posted and are accessible to Individuals on the Target Site.  The Terms and Conditions expressly permit the transfer of personal information collected from Individuals by Target in accordance with the acquisition or sale of all or substantially all of the assets of Target.  No claims or controversies have arisen regarding the Terms and Conditions or the implementation thereof or of any of the foregoing.  References in this Section to the Target shall include its Subsidiaries.

3.27         International Trade Matters.  Target and its Subsidiaries are, and at all times have been, in compliance with and have not been and are not in violation of any International Trade Law (defined below) or any Foreign International Trade Law (defined below).  Neither Target nor any of its Subsidiaries has received, and does not reasonably expect to receive, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law or Foreign International Trade Law, including pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry.  “International Trade Law” shall mean  the Export Administration Regulations (“EAR”), the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations (“ITAR”), the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.  “Foreign International Trade Law” shall mean foreign statutes, laws and regulations (a) to the extent governing the import or export of commodities, software or technology into any country or from any country in which the Target Business is conducted and the payment of required duties and tariffs in connection with same and (b) to the extent that compliance with such laws is permissible under U.S. statutes, laws or regulations.  Target or its Subsidiaries have neither been required to obtain nor currently possess any licenses from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR relating to the export of any items, including but not limited to any commodities, software or technology.

3.28         Products.

(a)   Each Target Product designed, manufactured, sold or delivered by Target or any of its Subsidiaries has been in conformity with all applicable law, contracts, specifications and express and implied warranties and neither Target nor any of its Subsidiaries has any Liabilities for replacement or repair thereof or other Damages in connection therewith, except to the extent of the reserve for such Liabilities in the Target Balance Sheet.

(b)   There are no facts which could reasonably be expected to give rise to a product liability claim or an epidemic defect, product recall or hazard condition with respect to a Target Product.

3.29         Claims.  No customer or other person or entity has asserted or, to the knowledge of the Target, threatened to assert any claim against Target or any of its Subsidiaries (i) under or based upon any warranty provided by or on behalf of Target or any of its Subsidiaries, (ii) under or based upon any other warranty relating to any Target Product, or (iii) under or based on any product liability claim relating to the Target Products.

3.30         Representations Complete.  The representations and warranties made by Target herein or in any Schedule or Exhibit hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement and any written statements furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety (disregarding any statements therein to the extent they have been corrected or superseded by later statements therein), do not contain, and will not contain at the Effective Time, any untrue statement of a material fact.

4.             Representations and Warranties of Acquiror and Merger Sub.  Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct.

4.1           Organization, Standing and Power.  Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.2           Authority.  Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub.  This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) the filing of the Agreement of Merger, together with any required certificates, as provided in Section 2.2; (ii) any required filings under the Exchange Act, (iii) compliance with HSR; (iv) compliance with foreign Antitrust Laws and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a material adverse effect on Acquiror and could not prevent, materially alter or materially delay any of the transactions contemplated by this Agreement.

4.3           Adequacy of Funds.  Acquiror has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

5.             Conduct Prior to the Effective Time.

5.1           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.1 of the Target Disclosure Schedule, (ii) to the extent expressly required by this Agreement, or (iii) as consented to in writing by Acquiror (which consent shall not be withheld, delayed or conditioned if withholding, delaying or conditioning such consent would be unreasonable), Target agrees: (a) to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes; (c) to pay or perform other obligations when due; and (d) to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time.  Target agrees to promptly notify Acquiror of (a) any event which could reasonably be expected to have a Material Adverse Effect; (b) any event that could reasonably be expected to prevent, materially alter or materially delay, any of the transactions contemplated by this Agreement, and (c) any change in its capitalization as set forth in Section 3.4 other than changes resulting from the exercise of options and warrants or the conversion of convertible securities, in each case in accordance with the terms of such instruments.  Without limiting the foregoing, except as expressly contemplated by this Agreement or the Target Disclosure Schedule, neither Target nor any of its Subsidiaries shall do, cause or permit any of the following, without the prior written consent of Acquiror:

(a)           Charter Documents.  Cause or permit any amendments to its Articles of Incorporation or Bylaws;

(b)           Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

(c)           Stock Option Plans, Etc.  Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(d)           Issuance of Securities.  Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of shares of its Common Stock pursuant to the exercise of stock options, warrants or other rights therefore outstanding as of the date of this Agreement;

(e)           Intellectual Property.  Transfer to any person or entity any Target IP Rights or Target IP Assets, or enter into, terminate or amend, any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property Rights, other than as implied from the sale of Target Products in the ordinary course of business consistent with past practice;

(f)            Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Target Products, Target IP Rights or Target IP Assets;

(g)           Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole, other than sales of inventory in the ordinary course of business consistent with past practice;

(h)           Indebtedness.  Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(i)            Agreements.  Enter into, terminate or amend, in a manner that will adversely affect the Target Business, (i) any agreement involving the obligation to pay or the right to receive $50,000 or more, or (ii) any agreement that is or would be a Material Contract, in each case, other than Standard Sales Contracts in the ordinary course of business;

(j)            Payment of Obligations.  Pay, discharge or satisfy, in an amount in excess of $50,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) not set forth on the Target Balance Sheet or arising in the ordinary course of business;

(k)           Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements, in excess of $50,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(l)            Insurance.  Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(m)          Termination or Waiver.  Terminate or waive any right of substantial value;

(n)           Employee Benefit Plans.  Amend any Target Employee Plan or Target International Employee Plan or adopt any plan that would constitute a Target Employee Plan or Target International Employee Plan except in order to comply with applicable laws or regulations;

(o)           New Hires; Pay Increases.  Hire any new officer-level employee, pay any special bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date of this Agreement), or increase the benefits, salaries or wage rates of its employees;

(p)           Severance Arrangements.  Except for payments made pursuant to written agreements outstanding on the date hereof and disclosed on the Target Disclosure Schedule, grant or pay any severance or termination pay or benefits to any director, officer or employee;

(q)           Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Target in good faith determines that failure to commence suit would result in the material impairment of a valuable right, provided that it consults with Acquiror prior to the filing of such a suit or (iii) to enforce its rights under this Agreement;

(r)            Acquisitions.  Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(s)           Taxes.  Make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(t)            Revaluation.  Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP;

(u)           Disposition of Designated ARS.  Dispose of any of the Designated ARS; or

(v)           Other.  Take or agree in writing or otherwise to take, any of the actions described in this Section 5.1.

5.2           No Solicitation.

(a)           From and after the date of this Agreement until the Effective Time, neither Target nor any of its Subsidiaries shall, directly or indirectly through any officer, director, employee, representative or agent of Target or any of its Subsidiaries or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving Target or its Subsidiaries other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.  Target represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

(b)           Target shall notify Acquiror as promptly as possible (and no later than 48 hours) after receipt by Target or any of its Subsidiaries (or their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Target or any of its Subsidiaries by any person or entity that informs Target or any of its Subsidiaries (or their advisors) that it is considering making, or has made, an Acquisition Proposal.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

6.             Additional Agreements.

6.1           Access to Information.

(a)           Target covenants that Target and its Subsidiaries shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during business hours during the period from the date of this Agreement through the earlier of (i) the Termination Date and (ii) the Effective Time (the “Pre-Closing Period”), to (A) all properties, personnel, books, contracts, commitments and records of Target and its Subsidiaries and (B) all other information concerning the business, properties and personnel of Target and its Subsidiaries as Acquiror may reasonably request.

(b)           Subject to compliance with applicable law, from the date hereof until the Effective Time, Target shall confer on a regular and frequent basis with one or more representatives of the Acquiror to report regarding Target’s operational matters of materiality and the general status of Target’s ongoing operations.

(c)           No information or knowledge obtained by Acquiror in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation, warranty or covenant contained herein, the indemnification obligations set forth herein or the conditions to the obligations of the parties to consummate the Merger.

6.2           Confidentiality.  The parties acknowledge that Acquiror and Target have previously executed a Non-Disclosure Agreement dated March 1, 2008 (the “Nondisclosure Agreement”), which Nondisclosure Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

6.3           Public Disclosure.  Target covenants that Target and its Subsidiaries shall not, without the consent of Acquiror, issue any press release or otherwise make any public statement or make any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, except as may be required by law.  Except with respect to any disclosures required by law or by obligations pursuant to any listing agreement with Nasdaq or any applicable national securities exchange, Acquiror shall consult with Target before issuing any press release regarding the terms of this Agreement and the transactions contemplated hereby during the Pre-Closing Period.

6.4           Regulatory Approval; Further Assurances.

(a)           Subject to the terms hereof, the parties shall each use their reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, actions, nonactions, or orders required to be obtained or made by the parties  in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) make the filings required under HSR within the five business day period beginning on the date of the Agreement, and thereafter make any other required or reasonably necessary submissions with respect to this Agreement and the Merger required under HSR, (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required or reasonably necessary submissions, with respect to this Agreement and the Merger under any foreign Antitrust Laws; and (v) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The parties shall cooperate with each other in connection with the making of all such filings (subject to legal requirements regarding the sharing of information), including providing copies of all such documents to the other party’s advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.  The parties shall each use their reasonable best efforts (subject to legal requirements regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

(b)           Subject to the terms hereof, the parties agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain any government clearances, approvals, actions, or nonactions required for Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits, or threatens to restrict, prevent, or prohibit, the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.  To the extent reasonable and permitted by law, the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  Acquiror shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing.  In furtherance and not in limitation of the foregoing, each of Acquiror, on the one hand, and the Target, on the other hand, shall (i) keep the other party informed of any communication received from, or given to, the United States Federal Trade Commission, the United States Department of Justice, or any other federal, state, or foreign Governmental Entity and of any communication received from or given to any person or entity (other than such party’s employees, agents, attorneys, representatives, advisors, consultants, or affiliates) in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (ii) permit the other party to review in advance any communication given by the first party to, and consult with the other party in advance of any meeting or conference with, the United States Federal Trade Commission, the United States Department of Justice, or any other federal, state, or foreign Governmental Entity or, in connection with any proceeding by a private party, with any other person or entity (other than the employees, agents, attorneys, representatives, advisors, consultants, or affiliates of Acquiror, the Target, or their affiliates, as the case may be) and, to the extent permitted by the United States Federal Trade Commission, the United States Department of Justice, or any other federal, state, or foreign Governmental Entity or other person or entity, give the other party the opportunity to attend and participate in such meetings and conferences.

(c)           Notwithstanding anything to the contrary contained in this Agreement, Acquiror shall not have any obligation under this Agreement, and Target shall not agree without Acquiror’s prior written consent, to: (i) divest, sell, dispose of or transfer, or cause any of its Subsidiaries to divest, sell, dispose of or transfer, any assets or operations, or to commit to cause the Acquiror, Target, or any of their respective Subsidiaries to divest, sell, dispose of or transfer any assets or operations; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or commit to cause the Acquiror, Target, or any of their respective Subsidiaries to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any person, any Intellectual Property Rights, or commit to cause the Acquiror, Target, or any of their respective Subsidiaries to license or otherwise make available to any person any Intellectual Property Rights; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Effective Time), or commit to cause the Acquiror, Target, or any of their respective Subsidiaries to hold separate any assets or operations; or (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of the Acquiror, Target, any of their respective Subsidiaries, or the Surviving Corporation.

6.5           Target Capitalization.  Target covenants that at the Effective Time, Target shall deliver to Acquiror an updated Target Capitalization Spreadsheet setting forth a true and complete list as of the Effective Time of: (i) all holders of Target Capital Stock and the shares of Target Capital Stock held by each, (ii) all holders of Target Other Equity Rights and the shares

(and other material characteristics of Target Other Equity Rights held by each ) and (iii) all holders of Target Options and the Target Options held by each and the exercise price per share thereof (the “Final Target Capitalization Spreadsheet”) and certified as accurate on behalf of Target by an officer of Target.

6.6           Target Options.  Target covenants that the Board of Directors of the Target shall make such amendments and adjustments to or make such determinations with respect to the Target Options as are necessary to implement the provisions of this Agreement (including Section 2.6(b)).  Target covenants that Target shall take all actions necessary to terminate all of its Target Stock Plans, such termination to be effective at or before the Effective Time.

6.7           Cancellation of Target Other Equity Rights.  Target covenants that Target shall have terminated all Target Other Equity Rights on or before the Effective Time such that neither the Surviving Corporation nor Acquiror shall have any Liabilities with respect to any Target Other Equity Rights (whether or not set forth on the Preliminary or Final Target Capitalization Spreadsheet).

6.8           Escrow Agreement.  On or before the Effective Time, Acquiror, Merger Sub, Target and the Shareholders’ Agent will execute the Escrow Agreement contemplated by Section 9 in substantially the form attached as Exhibit B (“Escrow Agreement”).

6.9           Key Employees.  Acquiror shall either offer to each person listed in Section 6.9 of the Target Disclosure Schedule (a) post-Closing employment with Acquiror (or one of Acquiror’s Subsidiaries) on competitive terms pursuant to an offer letter in the form set forth as Exhibit C hereto (“Offer Letter”) or (b) post-Closing employment with one of the Surviving Corporation’s Subsidiaries on competitive terms subject to an employment contract acceptable to Acquiror (“Foreign Employment Contract”).  Target shall use its reasonable efforts to cause each person listed in Section 6.9 of the Target Disclosure Schedule to execute and deliver to Acquiror such Offer Letter and a New-Hire Proprietary Information, Inventions and Non-Solicitation Agreement in the form provided by Acquiror (“PIIA”) or such Foreign Employment Contract, as applicable.  Target shall terminate all employees of Target at the Effective Time.  Each Target Subsidiary shall terminate all employees of such Target Subsidiary as of the Effective Time except to the extent an employee has entered into a Foreign Employment Contract.  Nothing in this Agreement is intended to restrict Acquiror’s rights (or the rights of the Surviving Corporation’s Subsidiaries following the Closing) to (a) terminate any employee with or without cause following the Effective Time or (b) terminate any of its benefit plans in a manner consistent with their terms.

6.10         Non-Competition and Non-Solicitation Agreement.

(a)   Section 6.10(a) of the Target Disclosure Schedule lists individuals who are both significant shareholders of Target and key employees of Target.  In the course of their employment at Target, these individuals have obtained confidential, proprietary information of Target.  As a result of the sale of all of their Target Capital Stock in connection with the Merger, these individuals shall receive substantial economic benefit; likewise, Acquiror will benefit from the transfer of their goodwill to Acquiror.  In order to protect this transfer of goodwill, Target shall use its reasonable efforts to cause each person set forth in Section 6.10(a) of the Target Disclosure Schedule to execute and deliver to Acquiror a Non-Competition and Non-Solicitation Agreement in substantially the form set forth as Exhibit D (the “Non-Competition and Non-Solicitation Agreement”).

(b)   Target shall use its reasonable efforts to cause each person or entity set forth in Section 6.10(b) of the Target Disclosure Schedule to execute and deliver to Acquiror a Non-Solicitation Agreement in substantially the form set forth as Exhibit E (the “Non-Employee Non-Solicitation Agreement”).

6.11         Employee Loans.  Target shall cause all loans to Target’s employees to be repaid in full in accordance with their terms as of or prior to the Effective Time

6.12         D&O Coverage.

(a)   Until the sixth anniversary of the Effective Time, Acquiror shall cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of Target and its Subsidiaries to all current and former directors and officers of Target and its Subsidiaries pursuant to any indemnification provisions under the articles of incorporation and bylaws of Target and the equivalent organization documents of its Subsidiaries as each is in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions being referred to collectively as the “Target Indemnified Persons”).  Acquiror shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain the provisions with respect to indemnification and exculpation from liability set forth in Target’s articles of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would adversely affect the rights thereunder of any Target Indemnified Person.  Notwithstanding anything to the contrary in this Section 6.12(a), no exculpation from liability or indemnification in favor of any current or former director or officer of Target and its Subsidiaries shall be applicable to the extent related to any Damages of an Acquiror Indemnified Person.

(b)   Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, Target shall purchase a “tail” officers’ and directors’ liability insurance policy covering Target Indemnified Persons, which by its terms shall survive the Merger for six years following the Effective Time on limits, terms, and conditions no less favorable than the Target’s existing officers’ and directors’ liability insurance (“Tail Policy”), with the following additional conditions: (1) the Tail Policy shall consist of the same coverages currently contained in Target’s CNA D&O policy (including without limitation D&O and entity coverage, fiduciary liability coverage, and employment practices liability coverage) (the “Current Policy”); (2) the Tail Policy shall be endorsed in a manner that expressly provides Acquiror and the Surviving Corporation with direct rights to access the Tail Policy for Side B coverage and does not impair Side C rights of Acquiror and the Surviving Corporation as they may exist by operation of the Merger (as it is the full intent of this Agreement that all insurance policy rights of Target that are transferable shall be transferred); and (3) separate retentions shall not exceed $25,000.

(c)   This Section 6.12 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Target Indemnified Persons, and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

6.13         Termination of 401(k) Plans.  Effective no later than the last day of the payroll period immediately preceding the Effective Time, Target and its ERISA Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (collectively, the “401(k) Plans”) unless Acquiror provides written notice to Target that any 401(k) Plan shall not be so terminated.  Unless Acquiror provides such written notice to Target, no later than 7 days prior to the Effective Time, Target shall provide to Acquiror (i) copies of duly adopted resolutions by Target’s Board of Directors authorizing the termination of such 401(k) Plans and (ii) with respect to each 401(k) Plan, an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of termination.  The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Acquiror.  Notwithstanding anything in this Agreement or the 401(k) Plans to the contrary, on or before the Effective Time, Target shall contribute all employer contributions (including matching contributions) payable under the 401(k) Plans.

6.14         Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

7.             Conditions to the Merger.

7.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b)           Governmental Approval.  Acquiror, Target and Merger Sub shall have timely obtained all approvals, waivers, actions, nonactions and consents, necessary to be obtained from Governmental Entities for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers, actions, nonactions and consents as may be required under HSR and all applicable foreign Antitrust Laws, other than filings and approvals relating to the Merger or affecting Acquiror’s ownership of Target or any of its properties if failure to obtain such approval, waiver or consent could not reasonably be expected to have a material adverse effect on Acquiror after the Effective Time.

7.2           Additional Conditions to the Obligations of Acquiror and Merger Sub.  The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a)           Representations, Warranties and Covenants.  The representations and warranties of Target in this Agreement shall be true and correct in all material respects, without regard to any qualification as to materiality contained in such representation or warranty, on and as of the date of this Agreement and on and as of the Effective Time as though such representations and warranties were made on and as of such Effective Time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct in all material respects as of such date).

(b)           Performance of Obligations.  Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c)           Certificate of Officers.  Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer and chief financial officer of Target certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(l) shall have been satisfied.

(d)           Third Party Consents.  All consents or approvals required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

(e)           No Governmental Litigation.  There shall not be pending or threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of Target.

(f)            No Other Litigation.  There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of Target.

(g)           Employees.  With respect to the individuals listed on Section 6.9 of the Target Disclosure Schedule, (i) 100% percent of the individuals marked with three asterisks, (ii) at least 93% of the individuals marked with a single asterisk and (iii) at least 85% of the individuals not marked with any asterisks shall have executed and delivered to Acquiror (or one of the Surviving Corporation’s Subsidiaries, as applicable) either (A) the Offer Letter and PIIA or (B) a Foreign Employment Contract and, in each case, shall not have revoked their acceptance of Acquiror’s (or the Surviving Corporation’s Subsidiary’s) offer of employment.

(h)           Non-Competition and Non-Solicitation Agreement.  All of the individuals set forth in Section 6.10(a) of the Target Disclosure Schedule, shall have executed and delivered to Acquiror the Non-Competition and Non-Solicitation Agreement.

(i)            Non-Employee Non-Solicitation Agreement.  All of the persons and entities set forth in Section 6.10(b) of the Target Disclosure Schedule, shall have executed and delivered to Acquiror the Non-Employee Non-Solicitation Agreement.

(j)            Restricted Stock Purchase Agreement.  Jean-Luc Neaulau shall have executed and delivered to Acquiror the Restricted Stock Purchase Agreement in the form attached hereto as Exhibit F.

(k)           Escrow Agreement.  Target, Escrow Agent and the Shareholders’ Agent shall have entered into an Escrow Agreement.

(l)            No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(m)          Dissenters’ Rights.  Not more than 8% of the Total Outstanding Stock shall be eligible for treatment as Dissenting Shares.

(n)           Target Other Equity Rights.  All Target Other Equity Rights shall have been terminated immediately prior to the Effective Time.

(o)           Opinion.  Counsel for Target shall have delivered to Acquiror an opinion in a form and substance reasonably satisfactory to Acquiror and its counsel.

7.3           Additional Conditions to Obligations of Target.  The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

(a)           Representations, Warranties and Covenants.   The representations and warranties of Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects without regard to any qualification as to materiality contained in such representation or warranty on and as of the date of this Agreement and on and as of the Effective Time as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct in all material respects as of such date).

(b)           Performance of Obligations.  Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

(c)           Certificate of Officers.  Target shall have received a certificate executed on behalf of Acquiror certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d)           Escrow Agreement.  Acquiror and Escrow Agent shall have entered into the Escrow Agreement.

(e)           No Governmental Litigation.  There shall not be pending before any court of competent jurisdiction any legal proceeding commenced by a Governmental Entity that is likely to result in a judgment in favor of such Governmental Entity and that challenges or seeks to restrain or prohibit the consummation of the Merger.

8.             Termination.

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(d), by written notice by the terminating party to the other party):

(a)           by the mutual written consent of Acquiror and Target;

(b)           by either Acquiror or Target if the Merger shall not have been consummated by September 30, 2008; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with or perform in any material respect any covenant under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

(c)           by either Acquiror or Target if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d)           by either Acquiror or Target, if (i) there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, such that the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Acquiror) or Section 7.3(a) or (b) (in the case of termination by Target) will not be satisfied and (ii) such breach or inaccuracy shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach or inaccuracy from the other party.

8.2           Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, there shall be no Liability on the part of Acquiror, Target, Merger Sub or their respective officers, directors, or stockholders, except to the extent that such termination results from the breach by such party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 6.2, 6.3, 6.14, and 10 shall remain in full force and effect and survive any termination of this Agreement.

9.             Escrow and Indemnification.

9.1           Escrow Fund.  The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the shareholders of Target.  Except as expressly set forth in this Agreement, resort to the Escrow Fund shall be the sole source of recovery by Acquiror Indemnified Persons for Damages pursuant to this Agreement following the Closing.

9.2           Indemnification.

(a)           Survival of Warranties.  All representations and warranties made by Target, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until: (a) the expiration of all applicable statutes of limitations with respect to the matters set forth in Section 3.1(a) and Section 3.4, and (b) 18 months after the Closing Date with respect to all other matters or (the “Termination Date”).

(b)           “Damages” shall include all losses, diminution in value, costs, damages, Liabilities, taxes, expenses, interest (without duplication of any interest paid under the Escrow Agreement), penalties, attorneys’ fees, third party expert fees, consultant fees, costs for redesign and rework of technology, fees incurred in connection with the enforcement of the rights of any Acquiror Indemnified Person, fines, judgments and awards.  For purposes of computing the amount of any Damages incurred by an Acquiror Indemnified Person, there shall be deducted an amount equal to the amount of any insurance proceeds (net of any increased insurance premiums and other similar amounts resulting from making the claim that resulted in payment of such proceeds), indemnification payments, contribution payments or reimbursements, in each case, actually received by such Acquiror Indemnified Person with respect to such Damages.  The term Damages shall as used herein is not limited to matters asserted by third parties, but also includes Damages incurred in the absence of claims by a third party.  Subject to the terms of this Agreement, the Target Shareholders will indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, and employees (each an “Acquiror Indemnified Person”) from and against:

(i)            any and all Damages arising out of or in connection with any inaccuracy in, or any breach of, any representation or warranty of Target with respect to the matters set forth in Section 3 of this Agreement, or with respect to such matters in any certificate, instrument, document or agreement delivered by or on behalf of Target pursuant to or in connection with this Agreement or the transactions contemplated hereby;

(ii)           any and all Damages arising out of or in connection with any inaccuracy in, or any breach of, any representation or warranty of Target with respect to the matters set forth in Section 3.1(a) or Section 3.4 of this Agreement, or with respect to such matters in the officer’s certificate delivered pursuant to Section 7.2(c) by or on behalf of Target pursuant to this Agreement or any inaccuracy in the Final Target Capitalization Spreadsheet;

(iii)          any and all Damages arising out of or in connection with any inaccuracy in, or any breach of, any representation or warranty of Target with respect to the matters set forth in Section 3.9, Section 3.20 or Section 3.29 of this Agreement, or with respect to such matters in the officer’s certificate delivered pursuant to Section 7.2(c) by or on behalf of Target pursuant to this Agreement;

(iv)          any and all Damages arising out of or in connection with a breach of any covenant or agreement to be performed by Target prior to or as of the Effective Time pursuant to this Agreement;

(v)           50% of any and all Damages arising out of or in connection with any negotiations, settlements or proceedings related to a demand for appraisal rights by a holder of Dissenting Shares provided that with respect to this clause, Damages shall only be deemed incurred to the extent (x) the aggregate amount of such Damages with respect to such negotiations, settlements or proceedings to all Dissenting Shares exceeds (y) the aggregate amount of Merger Consideration that such Merger Consideration that would have been received by such holders of Dissenting Shares had they exchanged their shares of Target Capital Stock pursuant to 2.7(b);

(vi)          any and all Damages arising out of or in connection with Transition Payments, Termination Costs and Transaction Expenses to the extent not paid upon or prior to the Closing or included in the Surplus calculation;

(vii)         any and all Damages arising out of or in connection with any failure of the Target Shareholders or Target Optionholders to fulfill their obligations pursuant to Section 2.8(c);

(viii)        any and all Damages arising out of or in connection with fraud, intentional misrepresentation, willful misconduct or willful concealment by Target (prior to or as of the Effective Time) or by Target Shareholders.

(c)   Only Acquiror (or a person or entity designated in writing by Acquiror) may bring a Claim to recover for Damages that are economic losses of the Surviving Corporation or Acquiror.

(d)   For purposes of determining the amount of any Damages with respect thereto, all such representations and warranties of Target that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified.

(e)   The parties hereto acknowledge and agree that the rights of any Acquiror Indemnified Person to indemnification pursuant to this Section 9.2 are an essential part of the economic terms of the Merger, and that Acquiror’s and any other Acquiror Indemnified Person’s rights to indemnification therefor shall in no way be limited or eliminated or otherwise affected by the fact that such Acquiror Indemnified Person, or any of its directors, officers, employees or advisors, was at any time prior to or as of the Effective Time or the execution of this Agreement aware (or should have become aware) of any fact (including that any representation or warranty was untrue or incorrect or that any covenant or agreement had been breached).

(f)    The sole recourse of the Acquiror Indemnified Persons pursuant to this Agreement with respect to Damages related: (i) to Section 9.2(b)(i) (and not related to Section 9.2(b)(ii) or Section 9.2(b)(iii)) shall be limited to the Escrow Fund, (ii) to Section 9.2(b)(ii) shall be limited to 100% of the aggregate Merger Consideration, inclusive of all other amounts received by the Acquiror Indemnified Persons by operation of Section 9, (iii) to Section 9.2(b)(iii) shall be limited to 20% of the aggregate Merger Consideration, inclusive of all other amounts received by the Acquiror Indemnified Persons by operation of Section 9.  In the case of Damages relating to Section 9.2(b)(ii) and Section 9.2(b)(iii), Acquiror Indemnified Persons shall first seek recovery from the Escrow Fund before seeking recovery from any Target Shareholder.

(g)   Nothing in this Agreement shall limit the liability in amount or otherwise of (A) Target for any breach of any representation, warranty or covenant if the Closing does not occur; or (B)  any Target Shareholder in connection with any breach by such shareholder of any representation or covenant in the Non-Compete and Non-Solicitation Agreement, Offer Letter, PIIA, Non-Employee Non-Solicitation Agreement or other agreement delivered pursuant hereto; or (C)  Target or any Target Shareholder with respect to fraud, criminal activity or breach of any covenant contained in this Agreement.

(h)           Threshold for Claims.  No claim for Damages shall be made with respect to Section 9.2(b)(i), Section 9.2(b)(ii), or Section 9.2(b)(iii) unless all Damages of all Acquiror Indemnified Persons under all such Sections, in the aggregate, exceed $500,000, in which case the Acquiror Indemnified Person shall be entitled to indemnification for all Damages from the first dollar (without regard to the limitation set forth in this Section 9.2(h)).

(i)            Tax Treatment of Indemnification Payments.  Except as otherwise required by applicable law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Merger Consideration.

(j)            Damages shall not include any amount treated as a Liability in determining the Surplus Consideration.

9.3           Escrow Period; Release From Escrow.

(a)           The Escrow Period shall terminate upon the expiration of 18 months after the Effective Time; provided, however, that a portion of the Escrow Fund that, in the reasonable judgment of Acquiror subject to the objection of the Shareholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 9 hereto, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (as defined in Section 9.4 below) delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

(b)           Within 5 days after the Termination Date (the “Release Date”), the Escrow Agent shall send to each Target Shareholder that has complied with Section 2.7, the Escrow Consideration that is not subject to any pending but unresolved indemnification claims of any Acquiror Indemnified Person.  Any Escrow Consideration subject to any pending but unresolved indemnification claims of any Acquiror Indemnified Person shall be released to the shareholders of Target or released to Acquiror (as appropriate) promptly upon resolution of each specific indemnification claim involved.

(c)           Without Acquiror’s written approval, no Escrow Consideration or any beneficial interest therein may be assigned or transferred, including by operation of law, by any Target Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such Shareholder, prior to the delivery to such Shareholder of such Shareholder’s Escrow Consideration.

9.4           Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the shareholders of Target set forth in Section 9.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 9, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, cash having a value equal to such Damages.

9.5           Objections to Claims.

(a)           At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Shareholders’ Agent.  For a period of 30 days after such delivery, the Escrow Agent shall make no payment out of the Escrow Fund pursuant to Section 9.4 unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such payment.  After the expiration of such 30 day period, the Escrow Agent shall make payment out of the Escrow Fund in accordance with Section 9.4, unless the Shareholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 30 day period.

(b)           In case the Shareholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have 30 days to respond in a written statement to the objection of the Shareholders’ Agent.  If after such 30 day period there remains a dispute as to any claims, the Shareholders’ Agent and Acquiror shall attempt in good faith for 45 days to agree upon the rights of the respective parties with respect to each of such claims.  If the Shareholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash from the Escrow Fund in accordance with the terms thereof.

9.6           Resolution of Conflicts and Arbitration.

(a)           If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.5, either Acquiror or the Shareholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator.  Acquiror and the Shareholders’ Agent shall agree on the arbitrator, provided that if Acquiror and the Shareholders’ Agent cannot agree on such arbitrator, either Acquiror or Shareholders’ Agent can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusions of law which shall set forth the basis for the decision of the arbitrator.  The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.

(b)           Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Any such arbitration shall be held in Austin, Texas and shall be governed by the JAMS Comprehensive Arbitration Rules and Procedures (located at www.jamsadr.com), except to the extent those rules and procedures conflict with provisions of this Agreement, in which case the provisions set forth in this Agreement regarding arbitration shall govern.  The Shareholders’ Agent and the Acquiror shall each be responsible for (i) their own fees and expenses incurred in connection with any arbitration under this Section 9 and (ii) 50% of the arbitrator’s fees, in each of cases (i) and (ii), except to the extent such fees and expenses constitute Damages hereunder (in which case they shall be paid and reimbursed in accordance with the provisions of this Section 9.

9.7           Shareholders’ Agent.

(a)           The Shareholders’ Agent shall be constituted and appointed as agent for and on behalf of the Target Shareholders to give and receive notices and communications, to authorize delivery to Acquiror of cash from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing.  A new

Shareholders’ Agent may be designated by the holders of a majority in interest of the Escrow Fund upon not less than 10 days’ prior written notice to Acquiror.  No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for its services from Target, Acquiror or any of their Affiliates after the Effective Time.  Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Target Shareholders.

(b)           The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholder’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Target Shareholders shall jointly and severally indemnify and hold the Shareholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder.

(c)           The Shareholders’ Agent shall have reasonable access to information about Target and the reasonable assistance of Target’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders’ Agent and its members, managers, directors, officers, agents and employees shall treat confidentially and not disclose any nonpublic information from or about Target to anyone, except as reasonably necessary to perform his duties under this Agreement.

(d)           Upon the Release Date, the Shareholders’ Agent shall be entitled to reimbursement of all reasonable expenses incurred by it, or incurred by Target Shareholders at its request,in connection with fulfilling its duties as set forth in this Agreement from the Escrow Fund, but only to the extent of the Escrow Amount that remains available for distribution after satisfaction of all obligations to Acquiror Indemnified Persons (including any potential obligations and pending claims) pursuant to Section 9 hereof.

9.8           Actions of the Shareholders’ Agent.  A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Target Shareholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target Shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every such Target Shareholder.  The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

9.9           Third-Party Claims.  In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Shareholders’ Agent of such claim.  Acquiror shall have the right in its sole discretion to settle any such claim.  In the event that the Shareholders’ Agent has consented to any such settlement, the Shareholders’ Agent shall have no power or authority to object under Section 9.5 or any other provision of this Section 9 to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.

9.10         Limitation on Recovery

(a)   Following the Closing, the indemnification rights provided in this Section 9 shall constitute the sole and exclusive remedy and the sole basis and means of recourse for the Acquiror Indemnified Persons with respect to Damages of any kind or nature arising out of or in connection with any breach of or inaccuracy in any representation, warranty, covenant or agreement contained in this Agreement or in any certificate, instrument, document or agreement delivered by or on behalf of Target pursuant to or in connection with this Agreement or the transactions contemplated hereby, other than with respect to fraud, intentional misrepresentation, willful misconduct or willful concealment by Target (prior to or as of the Effective Time) or by Target Shareholders.

(b)   No Target Shareholder shall be liable for any Damages in excess of such Target Shareholder’s pro rata portion of the total amount of such Damages, which pro rata portion shall be based on the Merger Consideration received by such Target Shareholder in comparison to the total Merger Consideration received by all Target Shareholders.  In no event shall a Target Shareholder’s liability pursuant to the terms of Section 9 be greater than the Merger Consideration received by such Shareholder.

10.           General Provisions.

10.1         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

(a)           if to Acquiror or Merger Sub, to:

Silicon Laboratories Inc.
400 West Cesar Chavez
Austin, Texas 78701
Attention: General Counsel
Fax:         512.428.1666

with a copy to:

DLA Piper US LLP
1221 South Mopac, Suite 400
Austin, Texas 78746
Attention: Philip Russell, P.C.
Fax:         512.457.7001

(b)           if to Target, to:

Integration Associates Incorporated

110 Pioneer Way

Mountain View, California 94041

Attention: Joe E. Brock

Fax:         650.969.4453

with a copy to:

Cooley Godward Kronish LLP
101 California Street, 5th Floor
San Francisco, California 94111
Attention: Kenneth L. Guernsey
Fax:         415.693.2222

(c)           if to Shareholders’ Agent, to:

Shareholder Representative Services LLC
999 18th Street, Suite 1825

Denver, CO 80202
Attention: Managing Director
Fax:         720.306.3015

10.2         Taking of Necessary Action; Further Action.  Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

10.3         LIMITATION OF LIABILITY.  NEITHER ACQUIROR NOR THE SURVIVING CORPORATION SHALL BE LIABLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES PURSUANT TO THE MERGER, THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  As of and following the Effective Time, neither Acquiror nor the Surviving Corporation shall have any Liabilities pursuant to the Merger or this Agreement or the transactions contemplated hereby other than for (a) payment of the Merger Consideration and Option Consideration pursuant to the terms of this Agreement, (b) the indemnification obligations set forth in Section 6.12 or (c) Acquiror’s fraud, intentional misrepresentation, willful misconduct or willful concealment.

10.4         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5         Entire Agreement; Parties in Interest; Assignment.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Nondisclosure Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other person other than (a) to Target Shareholders and Target Optionholders pursuant to Section 2.7 and Section 2.8, (b) to Target Indemnified Persons pursuant to Section 6.12 and (c) to Acquiror Indemnified Persons pursuant to Section 9.  This Agreement shall not be assigned by operation of law or otherwise without the written consent of Acquiror.

10.6         Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7         Remedies Cumulative.  Except as otherwise provided herein, any and all remedies expressly conferred in this Agreement upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred by this Agreement, and the exercise by a party of any one remedy under this Agreement will not preclude the exercise of any other remedy expressly conferred by this Agreement.

10.8         Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of California applicable to parties residing in California, without regard applicable principles of conflicts of law.

10.9         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  References herein to a Section shall be deemed to also refer to all subsection under such Section (e.g. a reference to Section 3.10(b) would be deemed to refer to Section 3.10(b)(i) and Section 3.10(b)(ii) as well). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  References herein to the Target shall be deemed to also refer to the Surviving Corporation unless the context requires otherwise.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

10.10       Amendment; Waiver.  This Agreement may be amended and any provision hereof may be waived at any time, in each case, only by execution of an instrument in writing signed by both (i) Acquiror and (ii) Target (if the amendment or waiver occurs prior to the Effective Time) or the Shareholders’ Agent (if the amendment or waiver occurs after the Effective Time).  The Target Shareholders and Target Optionholders shall be bound by any amendment or waiver signed by the Target or the Shareholders’ Agent.  The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date.  Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar) unless explicitly waived.

IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and Shareholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

INTEGRATION ASSOCIATES
INCORPORATED

By:	/s/ Jean-Luc Nauleau
Jean-Luc Nauleau
President and Chief Executive Officer

SILICON LABORATORIES INC.

By:	/s/ Necip Sayiner
Necip Sayiner
Chief Executive Officer and President

IRVING MERGER SUB, INC.

By:	/s/ Nestor F. Ho
Nestor F. Ho
Secretary, Chief Financial Officer and
General Counsel

SHAREHOLDERS’ AGENT

SHAREHOLDER REPRESENTATIVE
SERVICES LLC

By:	/s/ Paul Koenig
Name:	Paul Koenig
Title:	Manager